UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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InterMune, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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INTERMUNE, INC.

3280 Bayshore Boulevard

Brisbane, California 94005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 29, 2014

To the Stockholders of InterMune, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders (“Annual Meeting”) of INTERMUNE, INC., a Delaware corporation (the “Company”), will be held on Thursday, May 29, 2014, at 10:00 a.m. local time, at 3280 Bayshore Boulevard, Brisbane, California for the following purposes:

1. To elect three directors to hold office until the 2017 annual meeting of stockholders or until their successors are elected;

2. To ratify the selection, by the Audit Committee of the Board of Directors, of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014;

3. To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers; and

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 1, 2014, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ ANDREW POWELL
Andrew Powell
Secretary

Brisbane, California

April 18, 2014

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote over the telephone or internet as instructed in these materials or submit your proxy as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 29, 2014

The proxy statement and Annual Report on Form 10-K are available at

http://proxy.intermune.com

INTERMUNE, INC.

3280 Bayshore Boulevard

Brisbane, California 94005

PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

May 29, 2014

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors (the “Board”) of InterMune, Inc. (sometimes referred to as the “Company,” “InterMune,” “we,” “our,” or “us”) is soliciting your proxy to vote at the 2014 annual meeting of stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 18, 2014 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 1, 2014 will be entitled to vote at the Annual Meeting. At the close of business on the record date, there were 98,880,309 shares of common stock outstanding. Each share is entitled to one vote.

Stockholder of Record: Shares Registered in Your Name

If, at the close of business on April 1, 2014, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, at the close of business on April 1, 2014, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy card from your broker or other agent.

What am I voting on?

You are being asked to vote on three (3) proposals, as follows:

•	To elect three directors to hold office until the 2017 annual meeting of stockholders or until their successors are elected;

•	To ratify the selection, by the Audit Committee of the Board, of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014;

•	To approve, on a non-binding advisory basis, the executive compensation disclosed for our named executive officers in this proxy statement;

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

What are the Board of Directors’ recommendations?

Our Board of Directors unanimously recommends that you vote:

•	“FOR” the election of each of the three nominees named in this proxy statement to serve on the Board of Directors;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

•	“FOR” the approval, on a non-binding advisory basis, the executive compensation disclosed for our named executive officers in this proxy statement;

What if another matter is properly brought before the meeting?

We will also consider any other business that properly comes before the Annual Meeting. As of April 18, 2014, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the proxy card or voting instruction form will vote the shares they represent using their best judgment.

How do I vote?

With respect to Proposal 1, you may either vote “FOR” the nominees to the Board or withhold your vote for the nominees. With respect to Proposal 2 (the ratification of the selection of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2014) and Proposal 3 (the non-binding, advisory vote on executive compensation), you may vote “FOR” or “AGAINST” or abstain from voting.

For information on how votes are counted for each of the proposals, please see “How many votes are needed to approve each proposal?” below.

Voting by Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy on the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person, please come to the Annual Meeting and we will give you a ballot when you arrive.

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To vote by mail, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote by telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. Please have your proxy card in hand when you call. Your vote must be received by 11:59 p.m., Eastern Time on May 28, 2014 to be counted.

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To vote on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. Please have your proxy card in hand when you log on. Your vote must be received by 11:59 p.m., Eastern Time on May 28, 2014 to be counted.

Voting by Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from InterMune. Simply complete and mail the proxy card to ensure that your vote is counted.

Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other agent. To vote in person at the Annual Meeting, you must obtain a valid proxy card from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy card.

We provide Internet and telephone proxy voting to allow you to vote your shares online or by telephone, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access or telephone call, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 1, 2014.

What if I return a proxy card but do not make specific choices?

Voting by Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and return a signed and dated proxy card or otherwise vote without marking any voting selections, your shares will be voted as follows:

•	“FOR” the election of each of the three nominees named in this proxy statement to serve on the Board of Directors;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

•	“FOR” the approval, on a non-binding advisory basis, the executive compensation disclosed for our named executive officers in this proxy statement;

If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Voting by Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, and you do not provide the broker, bank or other agent that holds your shares with voting instructions, the broker, bank or other agent will determine if it has the discretionary authority to vote on the particular matter.

What is the quorum requirement?

A quorum of stockholders is necessary to our Annual Meeting. A quorum exists if stockholders holding at least a majority of the outstanding shares are present at the Annual Meeting either in person or by proxy. On the record date, there were 98,880,309 shares outstanding and entitled to vote. Thus, the holders of 49,440,155 shares must be present at the Annual Meeting to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the Annual Meeting. Stockholders who vote “ABSTAIN” on any proposal and discretionary votes and non-votes by brokers, banks and related agent on routine proposals will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the 2014 Annual Meeting to another date.

How many votes are needed to approve each proposal?

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Proposal 1 — Election of Directors. The three nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Only votes “FOR” will affect the outcome. Votes “WITHHELD” and broker non-votes will be excluded from the determination of this proposal. However, please see “How are director nominees elected?” below regarding the potential effects of “WITHHELD” votes in an uncontested election of directors. Proxies may not be voted for a greater number of persons than the number of nominees named.

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Proposal 2 — Ratification of the Selection, by the Audit Committee of the Board, of Ernst & Young LLP as our Independent Registered Public Accounting Firm For The Year Ending December 31, 2014. This proposal must receive “FOR” votes from the majority of shares present and entitled to vote either in person or by proxy. If you “ABSTAIN” from voting, it will have the same effect as an “AGAINST” vote. Because this is a routine proposal, there will be no broker non-votes.

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Proposal 3 — Approval, on a Non-Binding Advisory Basis, of the Compensation Paid to the Company’s Named Executive Officers. The affirmative vote of the majority of shares present and entitled to vote either in person or by proxy at the Annual Meeting will be deemed to be approval of the advisory vote on the compensation of our named executive officers; however, because this proposal is intended to be advisory, the Company will exclude from the determination of approval abstentions and broker non-votes.

How are director nominees elected?

Our Amended and Restated Bylaws require that each director be elected by a plurality of shares present and entitled to vote either in person or by proxy at the Annual Meeting. However, in March 2013 we amended our Corporate Governance Guidelines and adopted a policy requiring that any nominee for director in an uncontested election who receives a greater number of votes “WITHHELD” than “FOR” must submit an offer of resignation for consideration by our Corporate Governance, Nominating and Compliance Committee, who will determine whether or not to accept the director’s resignation offer. Therefore, while withheld votes and broker non-votes will be excluded from the determination of this proposal, because this is an uncontested election, withheld votes may have the effect of requiring the tendering of a resignation as described above.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-discretionary.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “discretionary,” but not with respect to “non-discretionary” matters. In the event that a broker, bank, custodian, nominee or other record holder of InterMune common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “discretionary” or “non-discretionary?”

The ratification of the selection, by the Audit Committee of the Board, of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014 (Proposal 2) is considered discretionary under applicable rules. A broker or other nominee may generally vote on discretionary matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 3) are matters considered non-discretionary under applicable rules. A broker or other nominee cannot vote without instructions on non-discretionary matters, and therefore there may be broker non-votes on Proposals 1 and 3.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares may be registered in more than one name or in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•	You may submit another properly completed proxy card bearing a later date, which must be received before the final vote;

•	You may submit another proxy by telephone or through the Internet, provided that your subsequent proxy must be received by 11:59 P.M. Eastern Time on May 28, 2014;

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You may send a timely written notice that you are revoking your proxy to InterMune’s Corporate Secretary at 3280 Bayshore Boulevard, Brisbane, California 94005, which must be received before the final vote; or

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “FOR” and (with respect to proposals other than the election of directors) “AGAINST” votes, abstentions and broker non-votes. In addition, with respect to the election of directors, the inspector of election will count the number of “WITHHELD” votes received for the nominees. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. See “What are “broker non-votes?” and “Which ballot measures are considered “discretionary” and “non-discretionary”?” above for more information regarding “discretionary” and “non-discretionary” matters.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

How can I find out the results of the voting at the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in a Current Report on Form 8-K which we expect to file by June 4, 2014. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Current Report on Form 8-K to publish the final results.

When are stockholder proposals due for the 2015 annual meeting of stockholders?

To be considered for inclusion in the Company’s 2015 proxy statement, your proposal must be submitted in writing to InterMune’s Corporate Secretary at 3280 Bayshore Boulevard, Brisbane, California 94005 by December 19, 2014, unless the date of the 2015 annual meeting of stockholders is more than 30 days before or after May 29, 2015, in which case the deadline is a reasonable time before the Company begins to print and send its proxy materials. If you wish to submit a proposal for the 2015 annual meeting of stockholders that is not to be included in the Company’s 2015 proxy statement or to nominate a director for election at the meeting, you must give timely notice to InterMune’s Corporate Secretary. To be timely, the notice must be delivered to the address listed above between January 29, 2015 and February 28, 2015, unless the date of the 2015 annual meeting of stockholders is more than 30 days before or more than 60 days after May 29, 2015, in which case the notice must be delivered no later than the 90th day prior to the 2015 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of the 2015 annual meeting of stockholders was first made. You are also advised to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, as summarized below.

The Amended and Restated Bylaws were adopted by InterMune on March 22, 2010 and further amended on August 19, 2013. The Amended and Restated Bylaws, among other things, (i) includes provisions providing for advance notice of stockholder proposals and director nominations (other than proposals properly made in accordance with Rule 14a-8 (“Rule 14a-8”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and describes the disclosure stockholders must provide regarding themselves when submitting proposals and nominations for consideration; (ii) require stockholders nominating directors to disclose the same information about proposed director nominees that would be required if the director nominee were submitting a proposal, and require the director nominees to complete a questionnaire and representation and agreement with respect to their background, any voting commitments or compensation arrangements and their commitment to abide by the Company’s policies and guidelines; (iii) require stockholders to update the disclosures described above as of the record date for the meeting of stockholders and as of the date that is ten business days prior to the date of the meeting or any adjournment or postponement thereof; and (iv) provides that the requirements set forth in the Amended and Restated Bylaws apply to all stockholder proposals and director nominees, other than stockholder proposals made pursuant to Rule 14a-8.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Board shall be divided into three classes, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified. The number of directors is fixed at nine and for 2013 the Board consisted of eight directors. Accordingly, there is currently one vacancy.

The Board currently consists of eight directors, divided into the three following classes:

•	Class I directors: Jean-Jacques Bienaimé, David S. Kabakoff, Ph.D. and Daniel G. Welch; whose terms will expire at the annual meeting of the stockholders to be held in 2016;

•	Class II directors: Louis Drapeau, James I. Healy M.D., Ph.D. and Frank Verwiel, M.D.; whose terms will expire at the Annual Meeting; and

•	Class III directors: Lars G. Ekman, M.D., Ph.D. and Angus C. Russell; whose terms will expire at the annual meeting of stockholders to be held in 2015.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

There are three nominees for three Class II positions: Mr. Drapeau and Drs. Healy and Verwiel, each of whom is currently a director. Mr. Drapeau and Drs. Healy and Verwiel each have been nominated for and have elected to stand for reelection. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

The Company does not have a policy regarding directors’ attendance at the annual meetings of stockholders. All directors attended the 2013 annual meeting of stockholders.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose.

The following table sets forth, for the Class II nominees and our other current directors who will continue in office after the Annual Meeting, information with respect to their ages and position/office held with the Company:

Name	Age	Position/Office Held With the Company	Director Since
Class I Directors whose terms expire at the 2016 Annual Meeting of Stockholders
Jean-Jacques Bienaimé(2)(3)	60	Director	2012
David S. Kabakoff, Ph.D.(1)(3)(4)	66	Director	2005
Daniel G. Welch	56	Chairman, Chief Executive Officer and President	2003

Class II Directors for election at the Annual Meeting of Stockholders
Louis Drapeau(1)(2)	70	Director	2007
James I. Healy, M.D, Ph.D.(3)(4)	49	Director	1999
Frank Verwiel, M.D.(1)(2)	51	Director	2012

Class III Directors whose terms expire at the 2015 Annual Meeting of Stockholders
Lars G. Ekman, M.D., Ph.D.(3)(4)	64	Lead Independent Director	2006
Angus C. Russell(1)(3)	58	Director	2011

(1)	Member of the Audit Committee of the Board.

(2)	Member of the Compensation Committee of the Board.

(3)	Member of the Corporate Governance, Nominating and Compliance Committee of the Board.

(4)	Member of the Science Committee of the Board.

Set forth below is biographical information for each nominee and each person whose term of office as a director will continue after the Annual Meeting.

Class II Director Nominees for Election for a Three-Year Term Expiring at the 2017 Annual Meeting of Stockholders

LOUIS DRAPEAU has served as a member of the Board since September 2007. He currently serves as Vice President and Chief Financial Officer of InSite Vision Incorporated. From November 2008 to December 2010, he also served as Chief Executive Officer of InSite Vision. Prior to joining InSite Vision in October 2007, Mr. Drapeau served as Senior Vice President, Finance and Chief Financial Officer for Nektar Therapeutics from January 2006 to August 2007. From August 2002 to August 2005, he held the position of Senior Vice President and Chief Financial Officer at BioMarin Pharmaceutical Inc., a biotechnology company. Mr. Drapeau also served as Acting Chief Executive Officer of BioMarin from August 2004 to May 2005. Mr. Drapeau spent more than 30 years with public accounting firm Arthur Andersen, including 19 years as an Audit Partner in Arthur Andersen’s Northern California Audit and Business Consulting practice and 12 years as managing partner. From 2006 to 2008, Mr. Drapeau served on the board of directors of Inflazyme Pharmaceuticals, a biotechnology company whose stock is traded on the Toronto stock exchange, and from 2008 to 2011 he served on the board of directors of Bionovo, Inc, whose stock is traded on NASDAQ. He currently serves on the boards of directors of Bio-Rad Laboratories and AmpliPhi Biosciences Corporation since 2007 and 2011, respectively. Mr. Drapeau holds a B.S. in Mechanical Engineering and an M.B.A., both from Stanford University. The Board believes that Mr. Drapeau’s operational experience and financial expertise in the health care sector contributes valuable insight to the Board. The Board also believes that Mr. Drapeau’s extensive experience with Arthur Andersen qualifies him as a “financial expert,” for purposes of the Audit Committee and makes him a strong Chairman of the Audit Committee.

JAMES I. HEALY, M.D., PH.D. has served as a member of the Board since April 1999 and served as the Chairman of the Board from October 1999 through January 2000. Dr. Healy joined Sofinnova Ventures in June 2000 as a General Partner and Managing Director. From January 1998 through March 2000, Dr. Healy was employed at Sanderling Ventures and served as a consultant to Ista Pharmaceuticals. From 1990 to 1997, Dr. Healy was employed by the Howard Hughes Medical Institute and Stanford University. Dr. Healy has served on the board of directors of the following public companies: from 2001 to 2006, on the board of directors of Cotherix, Inc. (acquired by Actelion); from 2001 through 2008, on the board of directors of Novacea, Inc (merged with Transcept Pharmaceuticals, Inc.); from 2006 through 2010, on the board of directors of Movetis NV (sold to Shire Holdings Luxembourg S.à.r.l); and from 2010 through 2013, on the board of directors of Durata Therapeutics. Dr. Healy currently serves on the board of directors of each of KaloBios Pharmaceuticals, since 2001, Anthera Pharmaceuticals, Inc., since 2006, Hyperion Therapeutics, Inc., since 2006, and Amarin Corporation, since 2008. Dr. Healy also currently serves on the board of directors of several private companies. Dr. Healy holds a B.A. in Molecular Biology and a B.A. in Scandinavian Studies, both from the University of California at Berkeley, where he graduated with Distinction in General Scholarship, Honors, and received a Departmental Citation. Dr. Healy holds an M.D. and a Ph.D. in Immunology from Stanford University School of Medicine, where he was supported by the Medical Scientist Training Program, was a Beckman Scholar and received a bursary award from the Novartis Foundation. The Board believes that Dr. Healy’s knowledge of medicine, together with his extensive experience as a venture capitalist and role as a board member for a number of emerging biotechnology companies, provide the Board with valuable insight into a broad range of issues related to the Company’s business activities.

FRANK VERWIEL, M.D. has served as a member of the Board since March 2012. Dr. Verwiel served as President and Chief Executive Officer of Aptalis Pharma, a privately held specialty pharmaceutical company from 2005 to 2014. From 1996 to 2005, Dr. Verwiel held various international senior management positions with Merck & Co. Inc., including Vice President, Hypertension, Worldwide Human Health Marketing. Dr. Verwiel concurrently served as a leader of Merck’s Worldwide Hypertension Business Strategy team and as Managing Director of Merck’s Dutch subsidiary and manufacturing operations. From 1988 to 1996, Dr. Verwiel served in various senior management positions the last one being Zone Director Western Europe with Servier Laboratories, a privately held French pharmaceutical company. Dr. Verwiel received an M.D. from Erasmus University, Rotterdam in the Netherlands and an M.B.A. from INSEAD, Fontainebleau in France. The Board believes that Dr. Verwiel’s knowledge of medicine, together with his extensive experience in the in the development and commercialization of specialty products in global markets, provide the Board with valuable insight into a broad range of issues related to the Company’s business activities.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A “FOR” VOTE

IN FAVOR OF EACH NAMED NOMINEE.

Class III Directors Continuing in Office Until the 2015 Annual Meeting of Stockholders

LARS G. EKMAN, M.D., PH.D. has served as Lead Independent Director of the Board since May 2008 and has been a member of the Board since September 2006. Dr. Ekman has served as an executive partner at Sofinnova Ventures since September 2008 and as Co-Founder and Chief Executive Officer of Cebix Incorporated, a biotechnology company, since May 2008. Prior to that, Dr. Ekman was Executive Vice President and President of Global Research and Development of Elan Corporation, plc from January 2001 to December 2007. From 1997 to 2001, Dr. Ekman was Executive Vice President, Research and Development at Schwartz Pharma AG. From 1984 to 1997, Dr. Ekman was employed in a variety of senior scientific and clinical functions at Pharmacia (now Pfizer). Dr. Ekman currently serves on the board of directors of Prothena Corporation plc, Amarin Corporation, Sophiris Bio Inc. (formerly Protox Therapeutics), Ocera Therapeutics, and Cebix Incorporated, a private biopharmaceutical company. Dr. Ekman is a board certified surgeon and has held several clinical and academic positions in the United States and Europe. Dr. Ekman holds an M.D. and a Ph.D. in Experimental Biology from the University of Gothenburg, Sweden. The Board believes that Dr. Ekman brings global experience and proven leadership in the pharmaceutical industry to the Board based on his extensive knowledge of the research, development and commercialization of pharmaceutical products in a variety of therapeutic areas that he gained as a former senior executive at several global pharmaceutical companies. The Board believes that this experience enables Dr. Ekman to provide the Board with invaluable insight into a broad range of issues that impact the Company’s business and makes him a strong Chairman of the Science Committee of the Board and strong Lead Independent Director of the Board.

ANGUS C. RUSSELL has served as a member of the Board since October 2011. Mr. Russell served as Chief Executive Officer of Shire plc (“Shire”), a biopharmaceutical company, from June 2008 through retirement in April 2013 and was a member of its Board of Directors from 1999 to 2013. From December 1999 to June 2008, Mr. Russell served as Chief Financial Officer of Shire. Mr. Russell is a former Non-Executive Director of the City of London Investment Trust plc. Mr. Russell is a Chartered Accountant and is a Fellow of the Association of Corporate Treasurers. The Board believes that Mr. Russell, with his long-term experience at Shire and expertise in the development and commercialization of specialty medicines as well as his financial expertise, contributes valuable and substantial insight into a broad range of issues impacting the business of the Company, making him a strong addition to the Board.

Class I Directors Continuing in Office Until the 2016 Annual Meeting of Stockholders

JEAN-JACQUES BIENAIMÉ has served as a member of the Board since March 2012. Mr. Bienaimé has served as Chief Executive Officer and a member of the Board of Directors of BioMarin Pharmaceutical Inc. since 2005. From November 2002 to April 2005, Mr. Bienaimé served as Chairman, Chief Executive Officer and President of Genencor, a biotechnology company focused on industrial bioproducts and targeted cancer biotherapeutics. From 1998 to late 2002, Mr. Bienaimé served as Chairman, Chief Executive Officer and President of Sangstat Medical Corporation, an immunology-focused biotechnology company which was later acquired by Genzyme Corporation. From 1992 to 1998, Mr. Bienaimé held several senior management positions at Rhone-Poulenc Rorer Pharmaceuticals (now Sanofi-Aventis), including Senior Vice President of Worldwide Marketing and Business Development. Mr. Bienaimé also currently serves on the boards of Portola Pharmaceuticals, Vital Therapies, Inc., and The Biotech Industry Organization. Mr. Bienaimé received an undergraduate degree in economics from the Ecole Superieure de Commerce de Paris and an M.B.A. from the Wharton School at the University of Pennsylvania. The Board believes that Mr. Bienaimé brings to the Board extensive experience and insight in the development and commercialization of specialty products in global markets.

DAVID S. KABAKOFF, PH.D. has served as a member of the Board since November 2005. Dr. Kabakoff serves as Executive Partner at Sofinnova Ventures, with whom he has been employed since May 2007. Dr. Kabakoff has also served as President and Chief Executive Officer of Strategy Advisors, LLC, a consulting company, since August 2000. Dr. Kabakoff also served as the founder, Chairman and Chief Executive Officer of Salmedix, Inc., a biotechnology company, from January 2001 to June 2005, when it was acquired by Cephalon, Inc. From May 1996 to August 2000, Dr. Kabakoff served in senior executive positions at Dura Pharmaceuticals Inc., a specialty pharmaceuticals company that was acquired by Elan Pharmaceuticals, plc. From 2005 to 2009, Dr. Kabakoff served on the board of directors of Avalon Pharmaceuticals, Inc. (acquired by Clinical Data Inc.). Dr. Kabakoff served as Chairman of the Board of Directors of Trius Therapeutics, from 2006 until its acquisition by Cubist Pharmaceuticals in September 2013. Dr. Kabakoff also serves on the boards of directors of several private companies. Dr. Kabakoff holds a B.A. in Chemistry from Case Western Reserve University and a Ph.D. in Chemistry from Yale University. The Board believes that Dr. Kabakoff brings strategic insight and leadership and a wealth of experience in the biotechnology industry to the Board.

DANIEL G. WELCH has served as Chairman, Chief Executive Officer and President of the Company since May 2008, and as President and Chief Executive Officer of the Company and a member of the Board since September 2003. From August 2002 to January 2003, Mr. Welch served as Chairman and Chief Executive Officer of Triangle Pharmaceuticals, Inc., a pharmaceutical company. From October 2000 to June 2002, Mr. Welch served as President of the pharmaceutical division of Elan Corporation, plc (acquired by Perrigo). From September 1987 to August 2000, Mr. Welch served in various senior management roles at Sanofi-Synthelabo (now Sanofi) and its predecessor companies Sanofi and Sterling Winthrop. During his time at Sanofi, he led the successful worldwide launches of Plavix®, Eloxatin® and Avapro® as Vice President of Worldwide Marketing and he served as COO of the U.S. business. From November 1980 to September 1987, Mr. Welch was with American Critical Care, a division of American Hospital Supply. Mr. Welch currently serves on the boards of directors of Seattle Genetics and Hyperion Therapeutics and also serves on the Board of Directors of a private company. Mr. Welch holds a B.S. from the University of Miami and an M.B.A. from the University of North Carolina. The Board believes that Mr. Welch is a strong operating executive with operational and strategic expertise in the global pharmaceutical market, whose experience contributes valuable insight to the Board.

Director Qualifications and Diversity

The Corporate Governance, Nominating and Compliance Committee is responsible for identifying, evaluating, and recommending to the Board, individuals qualified to be directors of the Company. As set forth in further detail below in the description of the Board’s committees, the Corporate Governance, Nominating and Compliance Committee takes into consideration a number of relevant factors for Board membership including, but not limited to, diversity, age, skills, experience and understanding of the Company’s business and business environment. We do not have a formal diversity policy for selecting Board members. However, we believe it is important that our Board members collectively bring the experiences and skills appropriate to effectively carry out the Board’s responsibilities both as our business exists today and as we plan to develop an organization capable of successfully conducting research, development and commercialization of our products. We therefore seek as members of our Board individuals with a variety of perspectives and the expertise and ability to provide advice and oversight in one or more of these areas: accounting controls, business strategy, risk management, strategic partnering, financial engineering, science and medicine, health care system, legal and regulatory compliance and compensation and retention practices. Finally, Board members should display the personal attributes necessary to be an effective director: unquestioned integrity, sound judgment, independence in fact and mindset, ability to operate collaboratively, and commitment to the Company, its stockholders, and other constituencies.

Board Leadership Structure

Mr. Welch, the Company’s Chief Executive Officer and President, also serves as the Chairman of the Board. This leadership structure has been in place since 2008. At the same time that Mr. Welch was appointed Chairman, the Board also appointed Dr. Ekman as the Company’s Lead Independent Director. Dr. Ekman convenes an executive session with the independent directors on a quarterly basis in accordance with NASDAQ Global Select Market (“NASDAQ”) listing standards. The Board believes that combining the roles of Chairman of the Board and Chief Executive Officer has fostered a constructive and cooperative relationship between the Board and management and resulted in open and effective communications between the Board and management. The Board believes it has been effective for the Company to have a single leader, and its Chairman and Chief Executive Officer is recognized by customers, business partners, investors and others as providing strong leadership for the Company. The Board also believes that its regular sessions of independent directors, with the Lead Independent Director chairing such sessions, afford the Board the opportunity to discuss matters independent of Mr. Welch if desired. Given its current size and the constructive working relationships of its members, the Board currently believes that altering the existing structure would not improve the performance of the Board. The directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussions involved in overseeing the affairs of the Company.

Independence of the Board of Directors

The listing requirements of NASDAQ require that a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations as to independence are consistent with NASDAQ listing standards, relevant securities and other laws, and regulations regarding the definition of “independent.”

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that all of the Company’s directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Welch, the Company’s current Chairman, Chief Executive Officer and President, due to his employment with the Company.

Information Regarding the Board of Directors and its Committees

The Company’s Corporate Governance Guidelines and Code of Director Conduct and Ethics are intended to ensure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed, to make decisions that are independent of the Company’s management and to ensure honest and ethical conduct by the members of the Board. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines and Code of Director Conduct and Ethics sets forth the practices the Board must follow with respect to Board composition and selection, Board meetings and involvement of senior management, chief executive officer succession planning and selection, Board compensation, committee composition, self-assessment, interaction with outside parties, orientation and continuing education and ethical conduct.

In March 2013, the Board amended the Corporate Governance Guidelines to require that any nominee for director in an uncontested election who receives a greater number of votes “WITHHELD” from his or her election than votes “for” such election to submit his or her offer of resignation for consideration by our Corporate Governance, Nominating and Compliance Committee. The Corporate Governance Guidelines and Code of Director Conduct and Ethics may be viewed on our Internet website at http://www.intermune.com/pdf/Corporate_Governance_Guidelines.pdf.

During 2013, the Board met 14 times, including meetings held by telephone conference and actions by unanimous written consent. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which he served (during the period that he served as a committee member) in 2013.

Currently, the Board has an Audit Committee, a Compensation Committee, a Corporate Governance, Nominating and Compliance Committee and a Science Committee.

Audit Committee

In May 2013, the Audit and Compliance Committee was reconstituted into the Audit Committee and the Charter of the Audit and Compliance Committee was renamed to the Charter of the Audit Committee and revised to reflect such changes, including the roles and responsibilities of Audit Committee members.

The Audit Committee of the Board oversees the Company’s corporate accounting and financial reporting processes, the systems of internal accounting and financial controls and audits of financial statements, the quality and integrity of financial statements and reports and the qualifications, independence and performance of the firms engaged as independent outside auditors. For this purpose, the Audit Committee performs several functions. Among other things, the Audit Committee:

•	appoints, compensates, retains and oversees the independent registered public accounting firm;

•

determines and approves engagements of the auditors, including the scope of the audit and any non-audit services, the compensation to be paid to the auditors and monitors auditor partner rotation and potential conflicts of interest;

•

reviews and discusses with the independent registered public accounting firm and management, as appropriate, the Company’s critical accounting policies, financial statements, the results of the annual audit, the quarterly results and earnings press releases;

•	reviews financial risk management programs, internal control letters, any material conflicts or disagreements between management and the auditors and internal controls over financial reporting;

•	oversees management’s preparation of the Company’s annual proxy report, including the Audit Committee report;

•

ensures the confidential receipt, retention and consideration of any report of evidence of a material violation by the Company or any officer, director, employee or agent of the Company by attorneys appearing and practicing before the SEC.

The Audit Committee is currently composed of Messrs. Drapeau and Russell and Drs. Kabakoff and Verwiel. The Board annually reviews the applicable NASDAQ listing standards for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent, as currently defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. Mr. Drapeau is currently the Chairman of the Audit Committee. The Board has determined that Mr. Drapeau qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. In March 2008, the Board approved the Charter of the Audit and Compliance Committee of the Board, and in May 2013, the Board approved amending the charter to be the Charter of the Audit Committee, as discussed above. The amended charter can be found on our corporate website at http://www.intermune.com/pdf/Charter_of_the_Audit_Committee.pdf. In 2013, the Audit Committee held seven meetings, including meetings conducted by telephone conference and actions by unanimous written consent. (Please see “2013 Audit Committee Report” below.)

Compensation Committee

The Compensation Committee of the Board approves the type and level of compensation for officers and employees of the Company, administers the Company’s stock plans, and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee approves all compensation, including equity grants, for the Company’s vice presidents and above, and all equity grants to non-vice president employees and consultants for greater than or equal to 20,000 shares of common stock.

In May 2013, the Board approved the Amended and Restated Charter of the Compensation Committee of the Board of Directors, which can be found on our corporate website at http://www.intermune.com/pdf/Charter_of_the_Compensation_Committee.pdf. The charter of the Compensation Committee reflects the above-described responsibilities, and the Compensation Committee and the full Board annually review and periodically revise the charter as necessary. The Board has authorized a subcommittee comprised of the Company’s Chief Executive Officer, Executive Vice President of Human Resources and Administration and Senior Vice President and General Counsel to make normative (i.e., consistent with a matrix pre-approved by the Compensation Committee) new hire equity grants of less than 20,000 shares of common stock to non-executive committee employees and consultants. (Please see “Compensation Committee Report” below.) The Compensation Committee is currently composed of Dr. Verwiel and Messrs. Bienaimé and Drapeau, and Dr. Verwiel is currently the Chairman of the committee. Each of Dr. Verwiel and Messrs. Bienaimé and Drapeau are considered to be independent currently defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. The Compensation Committee’s membership is determined by the committee and the full Board. In 2013, the Compensation Committee met a total of eight times, including meetings conducted by telephone conference.

Corporate Governance, Nominating and Compliance Committee

In May 2013, the Corporate Governance and Nominating Committee was reconstituted into the Corporate Governance, Nominating and Compliance Committee and the Charter of the Corporate Governance Committee was renamed the Charter of the Corporate Governance, Nominating and Compliance Committee and revised to reflect such changes, including the roles and responsibilities of the committee members.

The Corporate Governance, Nominating and Compliance Committee of the Board develops and implements policies and procedures and oversees corporate governance matters, including directing management to enforce the Code of Business Conduct and Ethics, the evaluation of Board performance and processes, and recommends qualified candidates for Board membership to the Board for nomination to the Board and election by the stockholders.

For Board membership, the Corporate Governance, Nominating and Compliance Committee takes into consideration applicable laws and regulations (including the NASDAQ listing standards), diversity, age, skills, experience, integrity, ability to make independent analytical inquires, understanding of the Company’s business and business environment, willingness to devote adequate time and effort to Board responsibilities and other relevant factors.

The Corporate Governance, Nominating and Compliance Committee reviews candidates for director in the context of the current composition, skills and expertise of the Board, the operating requirements of the Company and the interests of stockholders. In the case of new director candidates, the Corporate Governance, Nominating and Compliance Committee determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards and applicable SEC rules and regulations. The Corporate Governance, Nominating and Compliance Committee then compiles a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Corporate Governance, Nominating and Compliance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the functions and needs of the Board. The Corporate Governance, Nominating and Compliance Committee meets to discuss and consider such candidates’ qualifications. All members of the Corporate Governance, Nominating and Compliance Committee and the Chairman, Chief Executive Officer and President then interview candidates that the Corporate Governance, Nominating and Compliance Committee believes have the requisite background, before recommending a nominee to the Board, which votes to elect the nominees.

The Corporate Governance, Nominating and Compliance Committee will consider director candidates recommended by stockholders. Though the committee has not established a formal policy with regard to consideration of director candidates recommended by stockholders, in March 2010 the Board adopted the Amended and Restated Bylaws which, among other things, included modifications to (i) existing provisions providing for advance notice of stockholder nominations to expand the disclosure stockholders must provide regarding themselves when submitting nominations for consideration; (ii) require stockholders nominating directors to disclose the same information about proposed director nominees that would be required if the director nominee were submitting a proposal, and require the director nominees to complete a questionnaire and representation and agreement with respect to their background, any voting commitments or compensation arrangements and their commitment to abide by the Company’s policies and guidelines; (iii) require stockholders to update the disclosures described above as of the record date for the meeting of stockholders and as of the date that is ten business days prior to the date of the meeting or any adjournment or postponement thereof; and (iv) clarify that the requirements set forth in the Amended and Restated Bylaws apply to all stockholder director nominees. The Board believes that such rigorous procedures set forth in the Amended and Restated Bylaws is currently sufficient and the establishment of a formal policy is not necessary. To date, the Corporate Governance, Nominating and Compliance Committee has not received a director nominee from any stockholder. Stockholders who wish to recommend individuals for consideration by the Corporate Governance, Nominating and Compliance Committee to become nominees for election to the Board may do so by delivering a written recommendation by certified mail only, c/o the Chairman or Secretary, at the following address: InterMune, Inc., 3280 Bayshore Boulevard, Brisbane, California 94005 no sooner than 120 days and no later than 90 days prior to the anniversary date of the Company’s last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Corporate Governance, Nominating and Compliance Committee will evaluate any director candidates that are properly recommended by stockholders in the same manner as it evaluates all other director candidates, as described above.

In May 2013, the Board approved the Charter of the Corporate Governance, Nominating and Compliance Committee of the Board of Directors, which can be found on our corporate website at http://www.intermune.com/pdf/Charter_of_the_Governance_Nominating_and_Compliance_Committee.pdf. The Corporate Governance, Nominating and Compliance Committee is currently composed of Drs. Ekman, Healy and Kabakoff. Dr. Kabakoff is currently the Chairman of the committee. Each of Drs. Ekman, Healy and Kabakoff are considered to be independent currently defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. In 2013, the Corporate Governance, Nominating and Compliance Committee met two times, including meetings conducted by telephone conference.

Science Committee

In March 2007, the Board created a Science Committee. In July 2007, the Board approved the Science Committee Charter, which is posted on our corporate website at http://www.intermune.com/pdf/Science_Committee_Charter.pdf. The Science Committee is composed of Drs. Ekman, Healy and Kabakoff, and Dr. Ekman is currently the Chairman of the committee. In 2013, the Science Committee met two times.

Stockholder Communications with the Board of Directors

The Board provides a procedure for stockholders to send written communications to the Board or any of the directors. Stockholders may send written communications to the Board or any of the directors by certified mail only, c/o the Chairman or Secretary, InterMune, Inc., 3280 Bayshore Boulevard, Brisbane, California 94005. All such written communications will be compiled by the Chairman or Secretary of the Company and submitted to the Board or the individual directors, as the case may be, within a reasonable period.

Code of Business Conduct and Ethics

The Board has approved a Code of Business Conduct and Ethics, as amended (the “Code”) applicable to all of our employees and to the members of the Board. The purpose of the Code is to deter wrongdoing and to promote, among other things:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications that we make;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code;

•	the prompt public disclosure of any waivers under the Code granted to any of our executive officers, including our Chief Executive Officer, Chief Financial Officer and Controller; and

•	accountability for adherence to the Code.

The Code is available on our corporate website at http://www.intermune.com/pdf/Code_Conduct.pdf. If the Company grants any waiver from a provision of the Code with respect to any Company officer at the level of Vice President or above, the Company will promptly disclose in a Current Report filed with the SEC on Form 8-K the nature of the waiver along with the reasons for the waiver.

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company. The full Board participates in a regular and ongoing assessment of enterprise risk management in consultation with the Company’s senior management including the Chief Executive Officer, the Chief Financial Officer and the General Counsel. In this process, risk is assessed throughout the business, focusing on three primary areas of risk: financial risk, legal compliance risk and operational strategic risk.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial and compliance risks including internal controls. The Audit Committee receives an annual risk assessment report from the Company’s external auditors. In addition, the Corporate Governance, Nominating and Compliance Committee monitors the effectiveness of our corporate governance guidelines and governance procedures, including our leadership structure and assists the Board in fulfilling its oversight responsibility with respect to regulatory, healthcare compliance and public policy issues that affect the Company, working closely with the Company’s legal and regulatory groups. The Compensation Committee considers risks related to succession planning, the attraction and retention of talent and risks relating to the design of compensation programs and arrangements. The Compensation Committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers. The full Board considers strategic risks and opportunities and regularly receives detailed reports from the Audit Committee, the Compensation Committee and the Corporate Governance, Nominating and Compliance Committee regarding risk oversight in their areas of responsibility. The risk oversight functions of the Board and its committees described above do not necessarily have any material effect on the Company’s leadership structure.

Assessment of Compensation Risk

The Compensation Committee has reviewed the Company’s compensation program and believes that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company in the future. Although performance-based compensation constitutes a significant percentage of our executives’ overall total compensation (and, the Compensation Committee believes, thereby motivates our executives to help fulfill our corporate mission and vision, including specific and focused Company performance objectives), the non-performance based compensation also is a sufficiently high percentage of overall total compensation that the Compensation Committee does not believe that unnecessary or excessive risk taking is encouraged by the performance-based compensation. In addition, a significant portion of executives’ annual, recurring performance-based compensation is in the form of long-term equity incentives that the Compensation Committee does not believe encourages unnecessary or excessive risk because they generally vest over a three to four-year period of time, thereby focusing the executives on the Company’s long-term interests. The Compensation Committee believes that performance-based compensation does not constitute a significant percentage of our non-executive employees’ overall total compensation, and therefore does not encourage such employees to take unnecessary or excessive risk.

By design, the Compensation Committee does not believe our compensation policies and practices for any of our employees, including executives, incentivize excessive risk taking. The Compensation Committee does not believe the base salary component of the Company’s compensation practices encourages risk-taking because it is a fixed amount. The current annual cash incentive program has the following risk-limiting characteristics:

•	Annual cash incentive awards to each employee are limited to a fixed maximum as part of the annual cash incentive program;

•	Awards are made based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	Annual cash incentive awards are not made in the form of stock options, which may provide an asymmetrical incentive to take unnecessary risks to increase Company stock price; and

•	Members of the Compensation Committee recommend to the Board the final annual cash bonus awards in their discretion, after their review of individual and corporate performance.

In addition, our annual equity incentive award program has the following risk-limiting characteristics:

•

Annual equity grants are awarded based on the recommendation of the Compensation Committee’s independent consultant, which in turn bases its recommendations on market metrics and the practices of pre-defined comparator companies; and

•	Equity awards vest based upon performance over a multiple of years, which aligns the interests of employees to long-term stockholder interests.

As a matter of best practice, the Compensation Committee will continue to monitor our compensation policies and practices.

2013 AUDIT COMMITTEE REPORT(1)

The Audit Committee, currently composed of Mr. Drapeau (Chairman), Mr. Russell and Drs. Kabakoff and Verwiel, oversees the Company’s financial reporting process on behalf of the Board as well as financial compliance matters relating to the Company’s operations. The Audit Committee meets with the independent registered public accounting firm, Ernst & Young LLP, with and without management present, to discuss the results of Ernst & Young LLP’s examinations and evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The members of the Audit Committee are appointed by and serve at the discretion of the Board. The Audit Committee held seven meetings during 2013, including meetings conducted by telephone conference and actions by unanimous written consent.

The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management and the unaudited financial statements in the Quarterly Reports on Form 10-Q, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee, among other things, is responsible for reviewing, approving and managing the engagement of the independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid, and all other matters the Audit Committee deems appropriate, including the auditors’ accountability to the Board and the Audit Committee. The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by SAS 61, as amended and as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T, which addresses communications between the Company’s independent registered public accounting firm and the Audit Committee.

In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from management and the Company, including the matters and disclosures received in the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee also discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audits and the Audit Committee reviewed the Audit Committee’s charter.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC. The Audit Committee has also retained Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

AUDIT COMMITTEE

Louis Drapeau — Chairman
David S. Kabakoff, Ph.D.
Angus Russell
Frank Verwiel, M.D.

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm to serve as the Company’s independent auditors for the year ending December 31, 2014 and has further directed management to submit the Audit Committee’s selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since January 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. In the event the stockholders do not ratify such appointment, the Board will reconsider its selection.

Neither InterMune’s Amended and Restated Bylaws nor other governing documents or law require stockholder ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firms at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

AUDITOR’S FEES

Pursuant to the Audit Committee’s charter, the Audit Committee reviews, and prior to initiation of services, pre-authorizes all audit and non-audit services provided to the Company by the Ernst & Young LLP, the Company’s independent registered public accounting firm, and considers the possible effect of any non-audit services on the independence of such auditors. Ernst & Young LLP may not perform any non-audit services except as pre-authorized by the Audit Committee or its Chairman. Our Audit Committee reviewed and discussed with Ernst & Young LLP the following fees for services rendered for 2013 and 2012 and considered the compatibility of non-audit services with Ernst & Young LLP’s independence. The following table presents the aggregate fees billed for professional services rendered to the Company by Ernst & Young LLP for 2013 and 2012. Other than as set forth below, no professional services were rendered or fees billed by Ernst & Young LLP during 2013 and 2012.

ERNST & YOUNG LLP	2013	2012
Audit Fees(1)	$2,011,490	$1,094,839
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	$1,995	$19,900

Total	$2,013,485	$1,114,739

(1)	Fees for audit services include fees associated with the annual audit, including the audit of internal controls over financial reporting, the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required internationally, review of SEC registration statements, issuance of comfort letters and consents and financial reporting consultations necessary to comply with PCAOB standards.

(2)	During both 2013 and 2012, fees for other professional services were related to accessing Ernst & Young LLP’s online research database. For 2012, fees for other professional services also included professional services rendered by Ernst & Young LLP’s advisory team in Italy in connection with a study of incentive plans and subsequent recommendations related to possible bonus plan structures for the workforce of InterMune SRL (the Company’s wholly-owned subsidiary in Italy).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A “FOR” VOTE IN FAVOR OF PROPOSAL 2

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 28, 2014 (except as otherwise noted) by (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table below (the “Named Executive Officers”); (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company based on publicly available records to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Name and, in the Case of Greater Than 5% Stockholders, Address of Beneficial Owner	Number of Shares	Shares Issuable Under Options Exercisable Within 60 Days of February 28, 2014(2)	Percent of Total Outstanding Shares Beneficially Owned
Fidelity Management & Research Company LLC(3)	13,371,838	—	14.8%
245 Summer Street Boston, MA 02210
T. Rowe Price Associates, Inc.(4)	9,185,410	—	10.2
100 East Pratt Street Baltimore, MD 21202
Entities Affiliated with OrbiMed Capital LLC(5)	7,697,000	—	8.5
601 Lexington Avenue, 54th Floor New York, NY 10022
PRIMECAP Management Company(6)	6,472,100	—	7.2
225 South Lake Ave., #400 Pasadena, CA 91101
BlackRock, Inc.(7)	6,072,451	—	6.7
40 East 52nd Street New York, NY 10022
The Vanguard Group(8)	4,893,665	—	5.4
100 Vanguard Blvd. Malvern, PA 19355
Daniel G. Welch	147,434	157,017	*
John C. Hodgman	33,285	35,473	*
Giacomo Di Nepi	101,662	108,869	*
Sean P. Nolan	75,200	83,032	*
Andrew Powell	750	750	*
Louis Drapeau	4,500	5,500	*
Lars G. Ekman, M.D., Ph.D.	2,500	3,500	*
James I. Healy, M.D., Ph.D.	10,549	11,549	*
David S. Kabakoff, Ph.D.	27,500	28,500	*
Jean-Jacques Bienaime	6,725	8,225	*
Frank Verwiel, M.D.	6,725	8,225	*
Angus Russell	14,158	15,658	*
All executive officers and directors as a group	430,988	466,298	*

*	Less than one percent

(1)	This table is based upon information supplied by officers, directors and principal stockholders, and Schedule 13D’s and 13G’s filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 90,109,646 shares outstanding on February 28, 2014, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of each of the individuals and entities listed in this table is c/o InterMune, Inc. at the address on the first page of this proxy statement.

(2)	Included in shares issuable under options exercisable within 60 days of February 28, 2014 are performance share units for which performance criteria have been met as of February 28, 2014 and which have been issued within 60 days of February 28, 2014.

(3)	Based upon a Schedule 13G/A filed with the SEC on February 14, 2014 by FMR LLC. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and a registered investment adviser, is the beneficial owner of 6,437,368 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The beneficial ownership of one investment company, Fidelity SelectCo, LLC, an indirect wholly-owned subsidiary of FMR LLC, amounted to 6,355,231 shares. The beneficial ownership of one investment company, Pyramis Global Advisors LLC, an indirect wholly-owned subsidiary of FMR LLC, amounted to 461,539 shares. The beneficial ownership of one investment company, Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC, amounted to 117,700 shares. Edward C. Johnson 3d and FMR LLC, through their control of Fidelity, have sole dispositive power over 13,371,838 of such shares and sole voting power over 580,356 of such shares. An aggregate of 672,883 of such shares are underlying convertible bonds issued by InterMune.

(4)	Based upon a Schedule 13G filed with the SEC on February 11, 2014 by T. Rowe Price Associates, Inc. (“Price Associates”). Price Associates is a registered investment advisor. Price Associates has the sole voting power over 1,545,100 shares, and has the sole dispositive power over 9,185,410 shares.

(5)	Based upon a Schedule 13G/A filed with the SEC on February 13, 2014 by OrbiMed Capital LLC (“OrbiMed Capital”). OrbiMed Capital is a registered investment advisor. Mr. Samuel D. Isaly is a managing member of OrbiMed Capital. Through Mr. Isaly’s control over OrbiMed Capital he beneficially owns 4,959,000 shares of Common Stock.

(6)	Based upon a Schedule 13G/A filed with the SEC on February 14, 2014 by PRIMECAP Management Company (“PRIMECAP”). PRIMECAP is a registered investment advisor. PRIMECAP has sole voting power over 4,492,400 shares, and has sole dispositive power over 6,472,100 shares.

(7)	Based upon a Schedule 13G/A filed with the SEC on February 10, 2014 by BlackRock, Inc. (“BlackRock”). BlackRock is a registered investment advisor. BlackRock has sole voting power over 5,806,178 shares, and has sole dispositive power over 6,072,451 shares.

(8)	Based upon a Schedule 13G/A filed with the SEC on February 11, 2014 by the Vanguard Group (“Vanguard”). Vanguard is the parent company of Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. (collectively, the “Vanguard Funds”), which collectively beneficially own 4,893,665 shares of Common Stock. The beneficial ownership of one investment company, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, amounted to 116,779 shares. The beneficial ownership of one investment company, Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, amounted to 6,700 shares. Vanguard, through its control of the Vanguard Funds, has sole voting power over 123,479 shares, has sole dispositive power over 4,776,886 shares and has shared dispositive power over 116,779 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, with the exception of a late Form 4 filing for Dr. Jonathan A. Leff with respect to one (1) transaction which was subsequently reported on a Form 4 on March 27, 2013.

DIRECTOR COMPENSATION

Compensation of Directors

Directors, other than the Lead Independent Director, who are neither employees of nor consultants to the Company (each, a “non-employee director”) receive an annual retention fee of $50,000, paid on a quarterly basis. The Lead Independent Director receives an annual retention fee of $75,000, paid on a quarterly basis. Effective as of the second quarter of 2013, the Chairman of the Audit Committee is paid an additional annual fee of $20,000, paid on a quarterly basis; the Chairman of the Compensation Committee is paid an additional annual fee of $15,000, paid on a quarterly basis; and each of the Chairmen of the Corporate Governance, Nominating and Compliance Committee and the Science Committee is paid an additional annual fee of $10,000, paid on a quarterly basis. Furthermore, each director is paid, on a quarterly basis, an additional $10,000 per year for serving on the Audit Committee, $7,500 per year for serving on the Compensation Committee and $5,000 per year for serving on the Governance, Nominating and Compliance Committee or Science Committee.

During 2013, the Company paid an aggregate of $500,625 for such retention fees. In accordance with Company policy, directors are also reimbursed for reasonable expenses in connection with attendance at Board and committee meetings. During 2013, the Company paid an aggregate of approximately $38,037 for such expenses.

Option Grants. Since June 4, 2012, the Company uses the Amended and Restated 2000 Equity Incentive Plan, or the Incentive Plan, to grant options for common stock and restricted stock to non-employee directors pursuant to a written non-discretionary formula established by the Board, which sets forth the type of stock award(s) to be granted to non-employee directors, the number of shares of Common Stock subject to such awards, and the conditions on which such awards are granted, become exercisable and/or payable and expire. Currently, options for common stock and restricted stock grants are made under the Incentive Plan pursuant to the following policy adopted by the Company’s Board:

•

each non-employee director is granted an initial award of 3,600 shares of restricted stock and an option to purchase 9,000 shares of the Company’s common stock (the “Initial Grants”) and additionally, each non-employee director who is initially appointed to the Board after the date of the annual grant described below but before the date of the next annual meeting of stockholders will receive a pro-rated award of up to 3,600 shares of restricted stock and an option to purchase a pro-rated portion of up to 9,000 shares for the portion of the year between such appointment and the next annual meeting;

•

on the day following each annual meeting of the Company’s stockholders, each non-employee director is automatically granted an award of 3,000 shares of restricted stock and an option to purchase 6,000 shares of the Company’s common stock; and

These restricted stock awards and option grants are non-discretionary and are granted under the Incentive Plan and the Board’s policy without further action by the Company, the Board or its stockholders other than with respect to the initial grant of stock options and restricted stock awards where such grants are confirmed and approved by the Stock Option Granting Committee (a subcommittee convened on the grant of authority by the Compensation Committee of the Board) on the fifth business day of each calendar month.

Vesting. For grants to a non-employee director in his or her capacity as a director, as long as the non-employee director continues to serve with the Company or any of its affiliates (whether in the capacity of a director, consultant or employee): (i) each Initial Grant of an option will vest in monthly installments commencing one month after the date of its grant, at the rate of 1/36th of the total number of shares subject to the option while the Initial Grant of restricted stock vests in three equal annual installments, and (ii) each annual option grant to purchase 6,000 shares will vest in monthly installments commencing one month after the date of its grant, at the rate of 1/12th of the total number of shares subject to the option while the annual restricted stock award grant vests in full on the date of the next annual meeting.

If an annual grant to a non-employee director or the Chairman of the Board is pro-rated because that person was appointed as a non-employee director or the Chairman of the Board, as the case may be, after the annual grant date, then the vesting schedule for that grant will be adjusted so that the pro-rated number of shares will vest in equal monthly installments between the grant date of the option and the Company’s next annual meeting of stockholders.

Exercise Price. Options have an exercise price equal to 100% of the fair market value of the Company’s common stock on the fifth business day of the month following appointment to the Board.

On May 30, 2013, the Company granted options to purchase an aggregate of 42,000 shares under the Incentive Plan in the individual amounts of: 6,000 each to Mr. Bienaimé, Mr. Drapeau, Dr. Ekman, Dr. Healy, Dr. Kabakoff, Mr. Russell and Dr. Verwiel having a per share exercise price equal to $9.99, the closing trading price of the Company’s common stock on the grant date. In addition, on May 30, 2013, the Company granted an aggregate of 21,000 shares of restricted stock under the Incentive Plan in the individual amounts of 3,000 shares each to Mr. Bienaimé, Mr. Drapeau, Dr. Ekman, Dr. Healy, Dr. Kabakoff, Mr. Russell and Dr. Verwiel.

Director Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to or earned by each of our non-employee members of the Board for the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Jean-Jacques Bienaimé	60,000	29,970	39,701	129,671
Louis Drapeau	78,750	29,970	39,701	148,421
Lars Ekman, M.D., Ph.D.	87,500	29,970	39,701	157,171
James Healy, M.D., Ph.D.	60,000	29,970	39,701	129,671
David Kabakoff, Ph.D.	75,625	29,970	39,701	145,296
Angus Russell	63,125	29,970	39,701	132,796
Frank Verwiel, M.D.	75,625	29,970	39,701	145,296

(1)	Represents the Accounting Standards Codification (“ASC”) Topic 718 grant date fair value of restricted stock awards granted in calendar 2013. For a description of the assumptions made to arrive at these amounts, please see Note 14 to the Company’s financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. As of December 31, 2013, each of the following current non-employee directors held the following number of shares of restricted stock: Mr. Bienaime – 5,400; Mr. Drapeau – 3,000; Dr. Ekman – 3,000; Dr. Healy – 3,000; Dr. Kabakoff – 3,000; Mr. Russell – 4,200; Dr. Verwiel – 5,400 shares.

(2)	Represents the Accounting Standards Codification (“ASC”) Topic 718 grant date fair value of each option granted in calendar 2013. For a description of the assumptions made to arrive at these amounts, please see Note 14 to the Company’s financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. As of December 31, 2013, each of the following current non-employee directors held options to purchase the respective number of shares of the Company’s common stock: Mr. Bienaimé – 22,500; Mr. Drapeau – 99,000; Dr. Ekman – 132,003; Dr. Healy – 145,335; Dr. Kabakoff – 80,000; Mr. Russell – 24,500; Dr. Verwiel – 22,500 shares.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Overview of the Company’s Compensation Program

The Compensation Committee (the “Committee”) administers the Company’s executive and equity compensation programs. The Committee (i) oversees the Company’s compensation and benefit plans and policies, (ii) administers its stock plans (including reviewing and approving equity grants to all Company employees and making recommendations to the Board of Directors of the Company (the “Board”) for equity grants to the Company’s executive officers) and (iii) reviews annually all compensation matters relating to the Company’s executive officers, including the five executives listed below, who we refer to as our “Named Executive Officers,” and makes recommendations to the Board, which has responsibility for approving all compensation matters relating to the Company’s executive officers, including our Chief Executive Officer, who we sometimes refer to as our “CEO.” The Company’s Named Executive Officers for 2013 are our principal executive officer, principal financial officer and the three other most highly compensated executive officers as of December 31, 2013, who are:

•	Daniel G. Welch, Chairman, Chief Executive Officer and President;

•	John C. Hodgman, Executive Vice President and Chief Financial Officer;

•	Giacomo Di Nepi, Executive Vice President and Managing Director, Europe;

•	Sean P. Nolan, Executive Vice President and Chief Business Officer; and

•	Andrew Powell, Executive Vice President, General Counsel and Corporate Secretary.

Executive Summary

Significant Business and Development Highlights

The highlights of our company performance for 2013 include:

•	Our stock price increased approximately 52% during 2013 and after we announced positive results of our ASCEND trial, our stock price has increased 127% during the first three months in 2014.

•	Esbriet revenue totaled approximately $70.3 million for the full-year 2013, compared with $26.2 million in 2012, an increase of 168%.

•	At the end of 2013, Esbriet was reimbursed, attractively priced and launched in countries that comprise approximately 85% of the population in the company’s 15 priority countries in Europe.

•

In January 2013, we launched Esbriet in Canada, the world’s ninth largest pharmaceutical market. Esbriet is now reimbursed by approximately 90% of the private insurers in Canada, which cover approximately one third of all IPF patients in that country.

•	In November of 2013, we announced significant progress in advancing our strategic growth plan including:

•	Initiation in July 2013 of the PANORAMA clinical trial to evaluate the safety and tolerability of N-acetylcysteine (NAC) when added to Esbriet in IPF patients;

•	Initiation in October of the LOTUSS clinical trial to evaluate the safety and tolerability of Esbriet in patients with systemic sclerosis-related interstitial lung disease (SSc-ILD);

•	Development of an improved Esbriet formulation intended to enhance patient convenience and potentially lead to greater compliance and persistence;

•	Advancement to IND preparation stage of a second-generation pirfenidone compound (pirfenidone analog) which has demonstrated, in animals, greater potency, improved pharmacokinetics and improved dosing schedule and for which an IND filing is currently planned in approximately one year;

•	Advancement of an LPA-1 receptor program;

•

Progress in our research efforts aimed at the discovery and evaluation of new compounds representing various antifibrotic mechanisms that have been shown to address important aspects of fibrotic pathophysiology; and

•	18 scientific abstracts covering our growing antifibrotic research and development pipeline have been submitted for presentation at the American Thoracic Society (ATS) meeting in May 2014.

Commitment to Good Compensation Governance

The Committee is committed to having strong governance standards with respect to our compensation programs, procedures and practices, which include:

•

Independent Compensation Consultant. The Committee engages, on an annual basis, an experienced, independent compensation consultant who reports directly to the Committee to advise on executive and equity compensation matters.

•

Stockholder Engagement. The Committee engages with our stockholders to solicit feedback on their views of our compensation practices and consider potential changes to our compensation programs based upon that input.

•	Executive Sessions. We have a regular practice of holding executive sessions without Company management present at all Committee and Board meetings.

•

Internal Pay Equity. We have responsible internal pay equity practices. For 2013, our Chief Executive Officer’s total compensation was approximately 1.6 times the average of our other Named Executive Officers’ total compensation. This reflects internal fairness and because the principal elements of our compensation program are based on the market rate, our internal pay equity reflects the relative pay of our peer group of companies.

•

Responsible Change of Control Benefits. Our written agreements with our Named Executive Officers contain a “double trigger” mechanism for those individuals to be eligible for any change of control severance benefits.

•

No Hedging or Pledging. We continued to maintain prohibitions on speculative transactions in the Company’s stock by officers and directors of the Company. Our insider trading policy prohibits our directors, officers and certain non-executive employees from engaging in speculative transactions with respect to the Company’s stock and no pledges of stock occurred during 2013.

•

Stock Ownership Guidelines. We have equity ownership guidelines for our executive officers and members of the Company’s Board, which require our executive officers and non-employee directors to hold a minimum value in shares in relation to their salary or annual cash retainer, respectively. Under the guidelines, our CEO and non-employee directors are required to achieve ownership of our common stock equal to three times the value of the value of their annual base salary or annual cash retainer, respectively and each of our other executive officers is required to achieve ownership of our common stock equal to the value of his or her annual base salary. Individuals have five years from the date that they become an executive officer to reach the ownership threshold. The Committee monitors the ownership guidelines annually and all of our executive officers and board members are on track to comply with the guidelines within the time required to do so.

•

Clawback Policy. In April 2014, our Board adopted a clawback policy, which is further described below under “Compensation Clawback Policy,” to further align the interests of senior members of our management team with our stockholders.

•	Compensation Programs Do Not Encourage Excessive Risk-Taking. Our executive compensation programs are structured to avoid inappropriate risk taking by our executive officers. Please see the discussion entitled “Assessment of Compensation Risk” set forth above for more information on how the Committee concluded that our employee compensation programs do not encourage excessive risk-taking or create risks that are reasonably likely to have a material adverse effect on the Company and instead encourage behaviors that support sustainable value generation.

•

No Repricing Without Stockholder Approval. Our Incentive Plan prohibits the repricing stock options without prior stockholder approval and further prohibits the cancellation or acceptance of any outstanding stock option in exchange for cash or other stock awards. We did not reprice any stock options in 2013, despite the fact that our executives hold stock options which are underwater, reflecting our commitment to our pay-for-performance philosophy.

Stockholder Advisory Vote on Executive Compensation

At our 2013 Annual Meeting of Stockholders, we received overwhelming support for our advisory vote on executive compensation. 99% of votes cast (excluding abstentions) supported the proposal. This level of support was particularly meaningful to the Committee in light of our 2012 advisory vote on executive compensation, where we received significantly less support from our stockholders. In response to our 2012 advisory vote, the Committee launched a comprehensive stockholder outreach program and we made significant changes to our compensation program as a result of stockholder feedback, which included developing a new peer group, adding performance-based restricted stock awards to our long-term incentive program, streamlining our annual performance-based cash bonus program and adopting stockholder ownership guidelines. We have continued to develop these practices during 2013 and 2014. Based on the high support for our executive compensation in 2013, the Committee concluded that our compensation program provides a competitive pay-for-performance package that effectives incentivizes the named executive officers and encourages long-term retention. Accordingly, the Committee determined not to make any significant changes to our executive compensation policies or decisions in 2013 as a result of the vote, but to maintain the compensation changes we made as a result of the 2012 advisory vote and continue to consider the outcome of our say-on-pay votes and our stockholder views in making future compensation decisions for our Named Executive Officers. For example, in April 2014, our Board adopted a clawback policy, which is further described below under “Compensation Clawback Policy,” after considering feedback from our stockholders and market practices and to further align the interests of senior members of our management team with our stockholders.

Commitment to Pay-for-Performance

We believe a significant portion of our executives’ compensation should be variable, at risk and tied directly to our measurable performance. Consistent with this focus, the largest portion of our Chief Executive Officer’s compensation is in the form of performance-based annual cash and long-term equity incentives. For 2013, 77% of our Chief Executive Officer’s target total compensation was comprised of at risk or variable pay (consisting of target cash and equity incentives).

Our annual cash incentive awards are paid based upon (1) our achievement of corporate objectives established for the year by the Board after recommendation from the Committee and (2) each Named Executive Officer’s achievement against individual performance objectives that were defined at the beginning of 2013. For 2013, 100% of our Chief Executive Officer’s annual performance-based cash bonus was tied to the achievement of specified corporate objectives. The Committee believes this structure further aligns our Chief Executive Officer with the success of the Company as a whole, which is what ultimately drives the market value of the Company and therefore the value for our stockholders.

Our long-term incentive awards for 2013 consisted of approximately half stock options and half “full-value awards” (restricted stock and restricted stock units (“RSUs”)) and we used a 2:1 ratio of stock option grants to full-value awards. Sixty percent of the full-value awards will vest based on FDA approval of our resubmission of our New Drug Application (NDA) for pirfenidone, which is one of our key operational goals. This practice of the company is presently ahead of the majority of its peer group in terms of the percentage of equity grants that are performance-based. Our Named Executive Officers will realize value from their 2013 stock options only as our common stock appreciates beyond the $9.99 (the common stock market price on the grant date) exercise price and our Named Executive Officers will earn the performance-based RSUs only if we achieve the specific performance objectives established for these awards.

Chief Executive Officer’s Realizable Pay Aligned with Stockholder Experience

We believe that the compensation of our Named Executive Officers is appropriate and aligned with the experiences of our stockholders. Specifically, Mr. Welch’s 2013 total compensation, as reported in the Summary Compensation Table below, includes the grant date fair value of 165,000 stock options with an exercise price of $9.99 per share. Mr. Welch will not realize any compensation from the stock option grant unless our stock price exceeds the per share exercise price of $9.99 once Mr. Welch’s options are exercisable (which occurs over a four year period, subject to Mr. Welch’s continued service with us).

Furthermore, the realizable value of stock options and shares held by Mr. Welch varies from the grant date values reported in the Summary Compensation Table in connection with the volatility of our stock price. Our stock price is extremely volatile due to the fact that we are primarily a one-product company that is subject to a series of events relating to our approval and commercialization efforts in various countries. In examining long-term incentives for the Named Executive Officers, the Committee examines the equity holdings of each Named Executive Officer, including an analysis of the vested/unvested equity value and holdings for such executive. This information is used in determining equity compensation actions that may be taken to ensure the program reinforces a commitment to long-term decision making, the retention objectives for the Named Executive Officers and the future contribution that is expected of the incumbents.

As depicted in the graph below, the realizable value of the stock options held by Mr. Welch as of December 31, 2011, December 31, 2012 and December 31, 2013 varied with changes in our stock price. Because our stock price increased approximately 52% during 2013, the realizable value of Mr. Welch’s stock options increased from $360,000 to $2,210,438. We calculate “realizable value” of the options as the total gain that Mr. Welch could receive if he sold his vested stock options as of the end of the year. The realizable value as of December 2013 does not capture the value of an option to purchase 525,000 shares that expired in September of 2013, ten years from its granting with an exercise price that was greater than the fair market value of our common stock at that time, or the stock option for 50,000 that Mr. Welch exercised in 2013 as further described below in the Options Exercises and Stock Vested table. The exercise price of six of Mr. Welch’s nine outstanding stock option grants was greater than the closing price of our common stock as of December 31, 2013. Therefore, Mr. Welch’s compensation is effectively increased or reduced when the stock price rises and declines and in that way, aligned with the experience of our stockholders.

*	This graph does not reflect the value of restricted stock and RSU awards received by Mr. Welch during 2011, 2012 and 2013. The restricted stock awards and RSUs granted during 2013 are discussed below in the section entitled “Long-Term Equity Incentive Compensation” (below).

Additionally, as depicted in the graph below, the realizable value of Mr. Welch’s total equity holdings (including stock options, RSUs, restricted stock awards and all outstanding common stock) increased by approximately $2 million, or 97%, during 2013 (after giving effect to any gains on sales during such years), demonstrating the strong link between Mr. Welch’s compensation and our stock value. We calculate “realizable value” of his total equity holdings as the total gain that Mr. Welch could receive if he sold his vested stock options and outstanding common stock at December 31, 2013 plus the amount of gain actually realized from Mr. Welch’s sale during 2013 of shares of common stock, including shares acquired through a stock option exercise and restricted stock vesting.

Fiscal 2013 Compensation Details

The Committee’s General Compensation Philosophy

The Committee’s philosophy for the Company’s compensation and benefits programs are:

•

to attract and retain executives capable of leading the Company to fulfill its business objectives by offering competitive compensation opportunities that reward individual contributions as well as overall corporate performance;

•	to align executive pay to Company performance by motivating the executives to create long-term sustainable value for our stockholders by aligning individual incentives with stockholder value creation;

•	to provide competitive compensation opportunities consistent with industry practices where the Company competes for talent;

•	to encourage executives to focus on the achievement of corporate and individual objectives by emphasizing the importance of cross-function collaboration; and

•	to ensure that the elements of compensation, individually and in the aggregate, do not encourage excessive risk-taking.

2013 Total Compensation

Total compensation for the Company’s Named Executive Officers includes base salary, annual cash incentive awards, long-term equity incentive awards and certain benefits. The Company is in the early phase of its transition from a focus on the clinical development and achievement of regulatory approval of Esbriet to the initiation of commercial operations in the EU and Canada. Therefore, in making recommendations to the Board regarding the compensation of the Company’s Named Executive Officers, the Committee looks to indicia of performance that are specific to the Company’s state of development, such as:

•	the progress of the Company’s research and clinical trial development programs,

•	management of Company’s assets,

•	generation and protection of intellectual property assets,

•	revenue and expense management,

•	regulatory filings,

•	conduct of clinical studies,

•	corporate development activities, such as building a business infrastructure to prepare for the launch of Esbriet in Europe and other territories, and

•	success in securing capital sufficient to allow the Company to achieve its objectives.

Assessment of performance on these qualitative factors necessarily involves an informed assessment by the Committee of corporate performance, and the Committee presents its recommendations to the Board for approval. Moreover, the Committee does not base its recommendations to the Board regarding corporate performance or executive compensation on any single performance factor, but rather considers several factors, including value transfer, and both corporate and individual performance. In addition, total compensation paid by the Company to its executive officers is designed to be competitive with the range of compensation packages paid to the executive management of other commercial stage companies of comparable size and complexity in the biotechnology industry. Toward that end, each year the Committee reviews independent industry surveys, consults with an independent executive compensation consultant who reports directly to the Committee, and gathers data to prepare its recommendations to the Board for approval as described below under “Independent Compensation Consultant.”

How We Determine Executive Compensation

Benchmarking

The Committee believes that the salary, target annual cash incentive award levels and target long-term equity incentive award values should be set in part by reference to the competitive practices of a select peer group of biotechnology companies and also the broader biotechnology industry, based upon available survey data. Primary emphasis is placed on the peer group data, with the broader survey data serving as additional validation of the accuracy of the peer group information, especially where peer group data is unavailable for a particular individual. The Committee assesses the compensation practices of a peer group of biotechnology companies which reflects the primary talent market for all positions within the Company, as well as the cost of living factors that influence compensation levels in each unique biotechnology market.

In making compensation decisions, the Committee uses publicly disclosed information from our peer companies, as well as two sets of data provided by our independent compensation consultant Radford, an Aon Hewitt Company owned by Aon plc (“Radford”) from the Radford Global Life Sciences Survey, which often includes more recent information than is publicly disclosed. This survey consists of approximately 640 companies in the biotechnology industry (including the peer group companies), which for purposes of 2013 compensation decisions, Radford customized to include approximately 90 pre-commercial and commercial companies with market values between $200 million to $2 billion for consistency with the Company peer group. The first set of data relates to the 2013 peer group listed below, or the peer survey data, and the second set of data relates to the customized selection of the companies in the Radford Global Life Sciences Survey, or the general survey data. The publicly disclosed information from the peer companies, the peer survey data and the general survey data provided a robust set of information which, with assistance from Radford, the Committee used to set compensation.

For all of our Named Executive Officers with the exception of Mr. Di Nepi, the Committee used publicly disclosed information from the peer companies and the peer survey data to determine competitive ranges for salary, annual cash bonus targets and as well as both initial and ongoing equity grants. The Committee uses general survey data when there is not sufficient publicly disclosed information or peer survey data for the particular individual. Because there were not a sufficient number of executives at our peer companies with roles that were comparable to Mr. Di Nepi’s position as Executive Vice President and Managing Director, Europe, the Committee used the general survey data for individuals in positions similar to Mr. Di Nepi’s for benchmarking his cash and equity compensation. References to “market data” in this Compensation Discussion and Analysis will mean the publicly disclosed information from the peer companies and the peer survey data or the general survey data, as applicable.

Composition of Peer Group

Over the past few years, the Company has changed the makeup of its peer group as the Company’s profile and market capitalization have changed as shown in the table below. The Committee used market capitalization in determining our peer groups because it believes that market capitalization, representing the investment community’s consensus view on a company’s near-term and long-term value and generally reflecting the size and complexity of a company within a given industry, is a valuable metric for creating a peer group of life sciences companies that may otherwise look very similar from the perspective of revenues and other conventional financial criteria. While the Committee believes that revenue should be one of the criteria for selecting the peer group, it should not be a primary criterion for choosing peer companies because our early stage of revenue generation is not always indicative of our near and long-term potential.

	Criteria	Rationale for Criteria

Market Capitalization	Between $200 million and $2 billion	Peer companies should generally have market capitalizations within 0.3x to 3x the Company’s market capitalization

Revenue	Generally less than $200 million	Additional focus on revenue to ensure comparability.

Number of Employees	Generally less than 500	Peer group should reflect similarly-sized companies

Other Factors	Product on the market (or expected to receive approval soon)	Peer group should reflect companies in a similar state of development and with similar complexity

Peer Group Used for 2013 Compensation Decisions

Our 2013 peer group consisted of the following companies in accordance with the criteria described above.

Acorda

Affymax, Inc.

AMAG Pharmaceuticals, Inc.,

Arena Pharmaceuticals, Inc.

Auxillium

Avanir Pharmaceuticals, Inc.

Cadence Pharmaceuticals, Inc.

Dendreon

Halozyme

Incite

Ironwood Pharmaceuticals, Inc.

Nektar

NPS Pharmaceuticals, Inc.

Optimer Pharmaceuticals, Inc.

Questcor Pharmaceuticals, Inc.

Santarus, Inc.

Spectrum Pharmaceuticals, Inc.

The Medicines Co.

Theravance

XenoPort, Inc.

In late 2013, Radford reexamined our compensation philosophy and peer group and recommended updates to the list of peer companies to reflect our increase in market capitalization. Based on such recommendation, our Committee approved removing Affymax, Questcor and XenoPort from our peer company list and adding, Dyax, Exelixis, ImmunoGen and Momenta to our peer group company list for 2014.

Role of Executive Officers in Determining Executive Compensation

In addition to reviewing the compensation of our executive officers against the benchmarks, the Committee also considers recommendations from our Chief Executive Officer regarding total compensation for those executives reporting directly to him, including the other Named Executive Officers. Management provides the Committee with historical and prospective breakdowns of the total compensation components for each executive officer to inform its decisions. Our Chief Executive Officer and our Executive Vice President, Human Resources and Administration regularly attend the Committee’s meetings to provide their perspectives on competition in the industry, the needs of the business, information regarding our performance, and other advice specific to their areas of expertise. Our Chief Executive Officer makes recommendations and participates in discussion regarding the performance of executives reporting directly to him, including the other Named Executive Officers. Additionally, he provides an overview in writing to the Committee and the Board of his individual performance objectives and his performance against those objectives. Neither our Chief Executive Officer nor any member of management are present or take part in discussions with respect to the Committee or the Board’s discussion of their compensation. In addition, at the Committee’s direction, Radford works with our Executive Vice President, Human Resources and Administration and other members of management to obtain information necessary for Radford to make its own recommendations as to various matters as well as to evaluate management’s recommendations.

Other Factors

In addition to the external benchmarks, the Committee considers internal pay equity among and between members of the Company’s executive management team in making compensation-related recommendations to the Board. In doing so, the Committee considers, with regard to each member of the executive management team, the individual’s:

•	span of control;

•	potential impact on the Company’s key programs;

•	number of direct and indirect reports;

•	budgetary responsibility;

•	relative skills within the individual’s area of expertise; and

•	industry experience.

In examining long-term incentives for the Named Executive Officers, the Committee examines the equity holdings of each Named Executive Officer, including an analysis of the vested/unvested equity value and holdings for such executive. This information is used in determining equity compensation actions that may be taken to ensure the program reinforces a commitment to long-term decision making, the retention objectives for the Named Executive Officers and the future contribution that is expected of the incumbents.

The Committee has reviewed total summary compensation information for each of the Named Executive Officers in 2013, consisting of all components of the Named Executive Officers’ 2013 compensation, including cash compensation (salary and bonus), outstanding equity awards, benefits, perquisites and potential change-in-control severance payments.

Independent Compensation Consultant

In addition to relying upon information and advice provided by the Company’s Human Resources, Finance and Legal departments, the Committee engaged Radford. Radford reports directly to the Committee, advising the Committee on material matters relating to executive, equity and employee compensation. In 2013, the Committee directed Radford to assist with the design of the 2013 performance-based restricted stock program, review peer company stock ownership requirements and make recommendation, participate in various meetings with management and the Committee, propose an executive equity strategy for 2013 and model the share impact of those recommendations, review the peer group and propose changes for 2014, assess the competitiveness of the executive compensation program, review and present recommendation for a new annual cash incentive program for executives and other employees and present recommendations for cash adjustments and equity grants for 2014, audit the equity grant guidelines and examine broader equity practices. The Committee may make other requests to Radford on an ad hoc basis to address compensation matters concerning the Board and executive officers. A representative of Radford attended the majority of the meetings of the Committee during 2013.

The Committee received information from Radford about potential conflicts of interest and has analyzed whether the work of Radford as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Radford or any other AON Hewitt Company; (ii) the amount of fees from the Company paid to Radford or any other AON Hewitt Company as a percentage of the firm’s total revenue; (iii) Radford’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Radford, any other AON Hewitt Company or the individual compensation advisors employed by Radford with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Committee; and (vi) any stock of the Company owned by the individual compensation advisors employed by Radford. Based on these factors, the Committee determined that there were no conflicts of interest with respect to Radford providing services to the Committee.

Elements of Compensation

As set out in greater detail below, each element of the Company’s total compensation program is intended to serve the Company’s overall objectives, as described above. The Committee does not have a set formula for determining the mix of each pay element, and instead ensures that compensation across all elements is fair and consistent with the Company’s philosophy as a whole. The total compensation program for the executive officers of the Company consists of the following:

•	base cash salaries;

•	annual cash incentive awards;

•	long-term equity incentive awards; and

•	certain other benefits.

For 2013, the Committee generally targeted total cash compensation (consisting of base salary and target performance-based cash bonus) and equity grants for our Chief Executive Officer as well as that of the other Named Executive Officers to be at the 50th percentile of the market data, except as described below.

Base Cash Salaries

The base salaries of the Named Executive Officers are reviewed by the Committee and the Board on an annual basis, as well as at the time of a promotion or other material change in responsibilities. Any increases in base salary are based on an evaluation of the particular individual’s performance and level of pay compared to the market data, as well as the individual’s criticality to the Company’s future plans. Merit increases normally take effect in the first fiscal quarter of the year and typically are retroactive to January 1st of such year.

In recommending the base salaries for each of the Named Executive Officers for 2013 to the Board, the Committee took into account:

•

Radford’s analysis of base salaries for similar positions at the peer companies, as well as general survey data from the Radford Global Life Sciences Survey, and Radford’s resulting specific salary recommendations;

•	the individual’s particular experience in the biotechnology or pharmaceutical industries;

•	the scope of the executive’s responsibilities and the executive’s criticality to achieving the Company’s business objectives; and

•	the performance of that executive against predetermined corporate objectives and individual objectives.

When the Committee examined the market data for base salaries of our Named Executive Officers in comparison to our new peer group of companies, Messrs. Welch, Hodgman and Di Nepi’s 2012 base salaries were between the 50th percentile and the 75th percentile of this market data. Therefore, the Board and the Committee determined not to make any changes in Messrs. Welch, Hodgman and Di Nepi’s base salaries for 2013. The Committee approved the base salaries for Messrs. Nolan and Powell in connection with their commencement of employment with us in February 2013 and August 2013, respectively. Mr. Nolan’s base salary was positioned between the 50th and the 75th percentiles of the market data and Mr. Powell’s base salary was positioned with the 75th percentile of the market data. The Board and the Committee determined this level of base salary was appropriate to induce Messrs. Nolan and Powell to commence employment with the Company. The following table sets forth information regarding each Named Executive Officer’s base salary for 2013:

Executive	2013 Base Salary ($)
Daniel G. Welch	703,424
John C. Hodgman	412,000
Giacomo Di Nepi(1)	439,491
Sean P. Nolan	425,000
Andrew Powell	395,000

(1)	Mr. Di Nepi’s base salary is CHF 397,838 but has been converted to US dollars based on the average exchange rate at year end of 2013 of 1 Swiss Franc to 1.1047 US dollars using inputs from the OANDA Corporation third-party currency trading service.

Annual Cash Incentive Awards

The Named Executive Officers receive annual cash incentive awards under the Company-wide performance bonus program. For Mr. Hodgman and Mr. Di Nepi, the annual cash incentive target was increased from 35% to 40% of base salary to bring the targets closer to the 50th percentile of the market data. Mr. Nolan’s annual cash incentive target was set at 45% of his base salary and Mr. Powell’s annual cash incentive target was set at 40%, as part of the negotiations involved in each of Mr. Nolan’s and Mr. Powell’s commencement of employment with the Company in February 2013 and August 2013, respectively. For each of these Named Executive Officers, 70% of the target annual cash incentive is linked to successful achievement of specified corporate objectives that the Board determines annually for the current fiscal year, although the Board retains discretion to apply qualitative judgments in assessing performance. The remaining 30% of the target annual cash incentive is linked to performance versus the executive’s individual objectives as determined by our Chief Executive Officer. Under the plan approved by the Board, the Named Executive Officers excluding our Chief Executive Officer can earn an award ranging from 0% to 150% of the annual cash incentive target based on Company and individual performance.

Under the terms of our Chief Executive Officer’s offer letter agreement, his annual cash incentive target is 75% of his base salary. Beginning in 2013, the Board revised Mr. Welch’s annual cash incentive so that it was 100% linked to successful achievement of specified corporate objectives, in order to further enhance the alignment between our CEO compensation with company performance. Mr. Welch may earn up to 200% of his target bonus, meaning that he may earn up to 150% of his base salary in his annual cash incentive award.

In recommending the target level of the Named Executive Officers’ annual cash incentive awards for Board approval, the Committee compared the Company’s total target cash compensation (annual base salary plus annual target cash incentive) levels to the market data for its peer group. The Committee used the services of Radford to conduct its periodic review of the effectiveness and competitiveness of the Company’s executive compensation. As noted above, primary emphasis was placed on the data from the peer companies (consisting of both publicly filed data and the peer survey data), with the general survey data serving as additional validation of the accuracy of the peer group information. Each Named Executive Officer’s target bonus percentage represented approximately the 50th percentile of the market data. Total target cash compensation (annual base salary plus annual target cash incentive) for Mr. Welch was at the 69th percentile of the market data and total target cash compensation for our other Named Executive Officers was between the 60th and 70th percentile of the market data. This positioning was a result of the 2012 peer group, which was changed in 2013 to include smaller companies. The Committee determined that it was not appropriate to reduce Mr. Welch’s salary but as a result of this positioning did not increase his base salary in 2013.

The Board and the Committee established five Company performance objectives for 2013, which we refer to as “key success factors” or KSFs, and a relative weighting of each KSF towards total achievement of the corporate objective component of the 2013 cash incentive awards. A significant portion of the KSFs related to the clinical development, achievement of pricing and reimbursement and initiation of commercialization activities for Esbriet because the company was not yet profitable.

The terms of the objective for each KSF were set at a level that the Committee determined were challenging but could be achieved based on the Company’s budget and internal projections and would require our Named Executive Officers and other employees to maintain a high level of performance throughout 2013 to attain these objectives. The weighting for each KSF was approved by the Committee and the Board in February 2013.

In February 2014, the Committee met to consider the achievement of the 2013 corporate objectives and for the annual cash incentive awards of the Named Executive Officers for fiscal year 2013. After a recommendation by the Committee, the Board determined that the Company achieved 119% of the 2013 Board-approved corporate performance objectives. Specifically, the Company achieved or overachieved five of the KSFs.

The table below shows each of the KSFs and weightings approved by the Board for the corporate objective portion of the 2013 cash incentive award, the Board’s determination of the Company’s performance during 2013 and the resulting achievement of each KSF.

	Key Success Factor	Weighting Towards total Corporate Objective Achievement	Company Performance during 2013	Percentage Achievement Determined by the Board
1.	Successful worldwide commercialization by meeting our budgeted Esbriet sales in Europe and Canada	40%	We surpassed our budgeted revenue for Esbriet in Europe and Canada and achieved revenues of $70.3 million. In addition the Company achieved pricing approvals in the United Kingdom, Ireland, Italy and Finland and executed essential US Commercial build and research required to support a successful commercial launch in the United States.	147%
2.	Maintain a strong balance sheet with year-end cash balance and control our budgeted operating expense	15%	We surpassed our budgeted year-end cash balance (not including additional financing cash) attaining year-end cash of $295.5 million and year-end operating expense of $258.6 million. The company was also successful at raising additional cash and extending debt maturity until 2017.	105%

3.	Meet milestones on ASCEND clinical trial and prepare for timely submission on FDA new drug application	25%	We met or surpassed all milestones for our ASCEND clinical trial and all time lines for FDA resubmission of our New Drug Application.	100%

4.	Meet our pipeline development objectives	10%	We met or surpassed all preapproved milestones for our pipeline development objectives set by our Science committee and Board for 2013 including completing an extensive Strategic Plan for Esbriet, Business and product development.	100%

5.	Develop a culture that attracts, develops and retains industry-leading talent	10%	We met or surpassed all milestones developed by the Leadership Team for this Key Success Factor. Including Succession Planning completed for all Vice Presidents and above, Development Plans in place for all tenured employees as well as completing and taking action on our first global employee survey.	100%

Total		100%		119%

Individual performance objectives for the Named Executive Officers other than our CEO, whose bonus was based 100% on achievement of specified corporate objectives, and Mr. Welch’s determination of achievement for each Named Executive Officer for 2013 included the following:

Executive	2013 Individual Objectives

John C. Hodgman

•    Finish 2013 with a cash balance consistent with the Operating Plan

•    Present the Company’s strategies and plans to investors and financial analysts

•    Support the creation of a high-performing business infrastructure in the EU including finance, accounting, tax, and information technology

•    Raise capital as required to meet the Company’s operating needs

•    Continue to upgrade and reorganize the Finance and Information Technology organizations to support the changing and growing needs of the global organization

•    Develop with the Leadership Team a long term Strategic plan.

Giacomo Di Nepi

•    Build the EU commercial organization, that is successful and respects the Company’s values and culture

•    Obtain attractive pricing and reimbursement for Esbriet and advance the dossiers as rapidly as possible in targeted EUR countries

•    Achieve planned patient uptake, revenues, EBITDA and cash flow

•    Ensure education and marketing plans support enhanced disease education, patient selection and drug administration.

•    Implement a strong marketing and scientific plan

•    Improve patient experience and support in launched countries

Sean P. Nolan

•    Implement the Global Esbriet Plan to facilitate the coordinated, integrated launches in EU, Canada and the U.S. including pricing, reimbursement and budget

•    Finalize and execute the U.S. Esbriet Launch Plan and begin build out of US Commercial Team

•    Achieve Esbriet revenues and operating expenses for Canada per budget

•    Upgrade and develop Esbriet supply chain organization

•    Develop and execute a Global Brand Team to ensure ongoing and new launch success and continued revenue growth

•    Create a Long Term Strategic Plan with the Leadership Team including Business Development and Esbriet Life Cycle Plan

•    Personally develop Investor Relations expertise and experience

Executive	2013 Individual Objectives

Andrew Powell

•    Professionally execute the duties and responsibilities of the corporate secretary

•    Monitor and fortify the protection of the Company’s intellectual property

•    Ensure legal team and its resources are managed to support the growing complexity of our business at the most efficient cost

•    Support the creation of a high-performing business infrastructure in the EU

•    Effectively execute the roles and responsibilities as the Company’s compliance officer

•    Manage Company review panels to facilitate grants and contributions that comply with approved guidelines

Based on the Committee’s recommendations and determinations, the Board approved annual cash incentive awards for fiscal year 2013 for the executive officers, considering each individual’s performance as assessed by our Chief Executive Officer against the pre-defined objectives and the level of achievement of the corporate objectives. The amount of each Named Executive Officer’s annual cash incentive was calculated as set forth in the table below.

Executive	Individual Objective Achievement	Corporate Objective Achievement	Total Annual Cash Incentive
Daniel G. Welch	100%	119%	$627,806
John C. Hodgman(1)	115%	119%	$186,718
Giacomo Di Nepi(2)	135%	119%	$217,636
Sean P. Nolan(3)	135%	119%	$209,539
Andrew Powell(4)	100%	119%	$65,720

(1)	As a result of Mr. Hodgman’s personal contributions and leadership in the achievement of his individual goals, including but not limited to, managing the 2013 budget and cash consistent with the Operating Plan, and presenting the Company’s strategies and plans to investors and financial analyst, our Chief Executive Officer recommended and the Board approved establishing Mr. Hodgman’s individual objective achievement of 115%.

(2)	As a result of Mr. Di Nepi’s personal contributions and leadership in the achievement of all of his individual objectives, including the commercial launch of Esbriet in Europe, obtaining attractive pricing and reimbursement for Esbriet in a very challenging economic environment, advancing the dossiers as rapidly as possible in other targeted EUR countries, implementing a strong marketing and scientific plan and building the EU commercial organization that is successful and respects the Company’s values and culture, our Chief Executive Officer recommended and the Board approved establishing Mr. Di Nepi’s individual objective achievement of 135%.

(3)	As a result of Mr. Nolan’s personal contributions and leadership in the achievement of all of his individual objectives, including but not limited to finalizing and executing the U.S. Esbriet Launch Plan and beginning the build out of US Commercial Team, implementing the global Esbriet plan including pricing, reimbursement and budget, overachieving revenue targets in Canada, up-grading the Supply chain leadership and organization, developing and launching the global Brand Team and creating a long term strategic plan for Esbriet and future applications and products, our Chief Executive Officer recommended and the Board approved establishing Mr. Nolan’s individual objective achievement of 135%.

(4)	As a result of Mr. Powell’s personal contributions and leadership in the achievement during his short tenure in position of all of his individual objectives, including: ensuring the legal team and resources are managed to support the growing complexity of our business at the most efficient cost, and effectively executing the roles and responsibilities as the Company’s compliance officer, our Chief Executive Officer recommended and the Board approved establishing Mr. Powell’s individual objective achievement of 100%.

In connection with the offer letter the Company entered into with Mr. Powell, the Company paid Mr. Powell a signing bonus of $50,000 one month following his commencement of employment with the Company in August 2013. Pursuant to Mr. Powell’s offer letter, we paid him one more signing bonus of $50,000 in February 2014, upon his successful completion of six months of employment with us. Mr. Powell must repay both of these signing bonuses in full if his employment terminates for cause or he voluntarily resigns within one year of his commencement of employment. The Committee determined that to offset the bonus he was forfeiting at his prior place of employment and to offset relocation expenses, this signing bonus was necessary in order to recruit Mr. Powell to commence employment with us. Mr. Powell’s offer letter agreement with us is further described below in the section entitled “Executive Employment and Severance Agreements.”

Long-Term Equity Incentive Compensation

The Committee uses the grant of stock options and full-value awards (shares of restricted stock and RSUs) under the Company’s equity incentive plan to align the interests of stockholders and management. Stock options and full-value awards granted to Named Executive Officers are intended to provide a continuing financial incentive to maximize long-term value to stockholders and to help keep the executive’s total compensation opportunity competitive. Annual equity incentive grants are determined with reference to the market data, specifically annual value transfer, percentage of a peer company’s total equity granted annually to individuals in equivalent roles to each Named Executive Officer, and the actual number of full value awards or stock options granted to each peer company individual in an equivalent role to the Named Executive Officer. In addition, because stock options generally become exercisable over a period of several years and grants of full-value awards are subject to a declining risk of forfeiture by the Company over a period of several years, such grants encourage executives to remain in the long-term employ of the Company.

For fiscal 2013, the Committee granted performance-based RSUs in furtherance of our pay for performance philosophy and to align with trends amongst the peer companies. Implementation of this program represents an important step taken by our Committee to continue to drive a pay-for-performance culture with a component directly linked to the achievement of specific corporate objectives that when achieved would be expected to create significant stockholder value. Unlike our traditional restricted stock awards, the performance-based RSUs awarded for fiscal 2013 are eligible to vest (and therefore, shares be issued) only if we achieve the timing and successful FDA approval of our resubmission of our NDA for pirfenidone and if the executive continues to provide services to the Company through such achievement. In addition, the executive must continue in our service for two years after achievement of the performance goal in order to be issued the full award. This practice of the company is presently ahead of the majority of its peer group in terms of the percentage of equity grants that are performance-based.

The Committee also determined that it was appropriate that a significant portion of the long-term equity awards would continue to consist of time-based stock options and restricted stock. The Committee believes that these awards align the interests of the named executive officers with the interests of the stockholders because stock options only create value for the named executive officer if the share price exceeds the price at which the options are and, with respect to restricted stock that vests over time, these awards have retention value during periods in which our trading price does not appreciate, which supports continuity in the senior management team.

In addition to annual equity incentive grants, the Company typically grants stock options and/or full-value awards to Named Executive Officers as follows:

•	when a Named Executive Officer first joins the Company;

•	in connection with a significant change in responsibilities;

•	as needed for ongoing retention and motivation; and

•	occasionally, to achieve equity with similar executives within the peer group.

Our Company’s practice is that newly-hired Named Executive Officers receive a grant of stock options and full-value awards as an initial incentive. Annual grants generally tend to be a blend of options and full-value awards in order to reduce the Company’s overall annual equity burn rate and manage expense as well as to align with peer company equity grant practices, which have increasingly utilized full-value awards in addition to stock options. When granting full value awards in 2013, the Company calculated the number of shares using a 2:1 ratio of stock option grants to full-value awards, as the Committee believes that this ratio represents the equivalent value of one restricted share/RSU to one share underlying a stock option. In determining the size of a stock option grant or grant of full-value awards to a Named Executive Officer, the Board takes into account the following criteria:

•	the officer’s position and level of responsibility within the Company;

•	the existing stock and unvested stock option and restricted stock holdings previously granted by the Company to the officer in connection with his or her employment with the Company;

•	the potential reward to the officer if the underlying price of the Company’s stock appreciates in the public market; and

•	the practices of the Company’s competitors as set out in the market data provided to the Committee by Radford.

In May 2013, the Board-approved ongoing equity grants for Mr. Welch, Mr. Hodgman, Mr. Di Nepi, and Mr. Nolan, which were positioned at the peer 50th percentile of market data, based on an average price of Company stock of $9.56 as of May 2013. The Board determined that the annual equity grants should be structured to consist of 50% stock options and 50% full-value awards, with 60% of the full-value awards being RSUs subject to specific performance objectives in order to vest.

The following table sets forth the annual equity grants made to each Named Executive Officer in May 2013:

Executive	Performance- Based RSU Granted	Restricted Stock Awards Granted	Stock Options Granted
Daniel G. Welch	50,000	35,000	165,000
John C. Hodgman	13,500	9,000	45,000
Giacomo Di Nepi	13,500	9,000	45,000
Sean P. Nolan (1)	6,000	4,000	20,000

(1)	Mr. Nolan’s annual equity grants were prorated to reflect his February 2013 employment commencement date.

The Company’s general practice is to grant stock options on fixed dates generally during open trading windows and on dates determined in advance, although there may be occasions when grants are made on other dates. All required approvals are obtained in advance of or on the actual grant date. The Company does not time the granting of our stock options with any favorable or unfavorable news released by the Company. Annual grants are typically made on the date of each annual meeting and new hire grants are typically made on the fifth business day of the month following an individual’s commencement of employment.

In connection with his commencement of employment in February 2013, the Company granted to Mr. Nolan a stock option for 188,000 shares and a restricted stock award for 72,500 shares. In connection with his commencement of employment in August 2013, the Company granted to Mr. Powell a stock option for 125,000 shares, a restricted stock award for 30,000 shares and a performance-based RSU for 24,000 shares. All of these awards vest 25% after one year and, for the RSUs and restricted stock, annually thereafter over the remaining three years and for the stock options, monthly thereafter over the remaining three years, subject to Mr. Nolan’s and Mr. Powell’s continued service through such dates. The Committee determined that these initial equity awards were appropriate based on the peer company data for executives with similar responsibilities.

Other Benefits

The Named Executive Officers also are eligible to participate in other benefit plans and programs made available to other eligible full-time employees in each case on the same basis as our other employees, including our (1) health insurance and other welfare benefit programs, (2) Amended and Restated 2000 Employee Stock Purchase Plan, and (3) a 401(k) retirement plan, as described below. Additionally, we pay the premiums for term life insurance for all of our employees, including our Named Executive Officers. From time to time we offer certain perquisites to our Named Executive Officers. Currently we provide Mr. Di Nepi with an auto allowance under his employment agreement, as it is customary to provide car or car allowance to employees in Switzerland (and most of Europe). We also pay Mr. Nolan a limited housing and transportation allowance to aid in his transition pursuant to the terms of his offer letter agreement with us. We do not provide perquisites to our officers that we do not provide to all employees, like gym membership reimbursement, we offer the same benefit and dollar amount to all US employees.

We maintain a defined contribution employee retirement plan for our U.S. employees. The plan is intended to qualify as a tax-qualified plan under Section 401(a) of the Internal Revenue Code, or the 401(k) plan, so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. The 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax eligible compensation, up to a statutory limit, which is $17,500 for 2013. Participants who are at least 50 years old can also make “catch-up” contributions, which in 2013 may be up to an additional $5,500 above the statutory limit. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee. The 401(k) plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. We currently match $0.50 per dollar up to $12,000 of the employee’s contribution that is calculated every quarter. The 401(k) plan currently does not offer the ability to invest in our securities. Mr. Di Nepi participates in a Swiss state pension program that is a tax-qualified defined contribution program similar to our 401(k) plan. In line with our 401(k) plan benefits, we make a matching contribution to Mr. Di Nepi’s account under the Swiss program.

Beginning in April 2013, we also offer an excess 401(k) plan, or the Excess 401(k) plan, that is not tax-qualified under Section 401(a) of the Internal Revenue Code, to permit a select group of management or highly compensated employees (including each of the Named Executive Officers) to defer compensation in excess of the limits permitted under our 401(k) plan.

Executive Employment and Severance Agreements

The Company entered into a written employment or offer letter agreements with each of the Named Executive Officers setting forth the terms of their employment. During 2013, we entered into an offer letter agreement with Mr. Nolan in connection with his commencement of employment in February 2013 that included his initial base salary of $425,000, an annual cash incentive target of 45% for 2013 and equity awards consisting of a stock option for 188,000 shares and a restricted stock award of 75,200 shares. The letter agreement also provides Mr. Nolan $6,500 per month to cover housing and transportation as a cost of living adjustment for the first 36 months of Mr. Nolan’s employment. We entered into an offer letter agreement with Mr. Powell in connection with his commencement of employment that included his initial base salary of $395,000, an annual cash incentive target of 40% for 2013 and equity awards consisting of a stock option for 125,000 shares and a restricted stock award of 30,000 shares. Additionally, the letter agreement provides for a sign on bonus of $100,000 ($50,000 after 30 days and $50,000 after 6 months continued employment) and for relocation benefits to assist Mr. Powell in his commencement of employment for up to 120 days. Mr. Powell must repay the sign on bonus and relocation benefits if he voluntarily resigns or is terminated for cause before the first anniversary of his commencement of employment.

The agreements with each of our Named Executive Officers provide for benefits upon the executive’s termination of employment in an involuntary manner as well as upon an executive’s involuntary termination in connection with a change of control event, or a “double-trigger” severance benefit. These terms are further described and quantified below under the section entitled “Employment, Severance and Change of Control Agreements.”

The Committee believes these severance and change of control benefits are necessary to attract and retain the Company’s executive officers. Because mergers and acquisitions are common in the biotechnology industry, the Committee believes that these agreements, which provide executive officers with some measure of financial security in the event of a change of control of the Company, are essential to encouraging the executives to remain with the Company to achieve its business objectives. Absent such protections, the Committee believes that executives would be more inclined to pursue opportunities with other organizations that do provide this protection or seek opportunities in industries they perceive would be less vulnerable to such changes of control. The Committee determined that the terms of the severance pay and benefits set forth in the agreements with our Named Executive Officers are competitive with companies in our peer group as well as the practices of other life science companies with which we compete for talent and are therefore appropriately competitive. The Committee intends to review the need for these agreements periodically (at least annually) to determine whether they continue to be required and their terms consistent with the practices of our peer group companies. Mr. Welch’s agreement contains an excise tax gross up provision. At the time we entered into the agreement with Mr. Welch, excise tax gross ups were more prevalent in the industry and we considered this provision reasonable and necessary to attract and retain Mr. Welch. However, in response to views expressed by our stockholders, the Committee adopted a policy in 2012 not to enter into any new arrangements that contain gross-up provisions.

Equity Compensation Arrangements

We grant stock options, restricted stock awards and RSUs to the Named Executive Officers under our Incentive Plan. A description of these awards is provided under the headings above entitled “Long-Term Equity Incentive Compensation.” As a general matter, vested portion of stock options granted to the Named Executive Officers will expire three months after each Named Executive Officer’s last day of service (subject to extension upon certain termination situations such as death or disability) and restricted stock and RSU awards cease vesting immediately upon each Named Executive Officer’s last day of service, subject in all cases to accelerated vesting in connection with certain transactions as described under the heading in this section below entitled “Employment, Severance and Change of Control Agreements.”

Compensation Clawback Policy

In April 2014, the Board adopted a clawback policy. Under the policy, the Committee is required to determine whether to seek recoupment of incentive compensation paid to any employee (including all senior executives) if, in the Committee’s judgment, there has been misconduct resulting in material violation of law or Company policy causing significant financial or reputational harm to the company, and the employee committed the conduct or failed in his or her responsibility to monitor others in order to mitigate the risk of their engaging in such conduct. The Board approved this policy after considering feedback from our stockholders and market practices and to further align the interests of senior members of our management team with our stockholders.

Accounting and Tax Considerations

Under Financial Accounting Standard Board ASC Topic 718, or ASC 718, the company is required to estimate and record an expense for each award of equity compensation (including stock options) over the vesting period of the award. The Company has recorded stock-based compensation expense on an ongoing basis according to ASC 718. Accounting rules also require the Company to record cash compensation as an expense at the time the obligation is incurred.

The Committee has not adopted a policy with respect to the application of Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1.0 million paid to the corporation’s Chief Executive Officer and the three other most highly compensated executive officers, other than the Chief Financial Officer. Qualified “performance-based compensation” under Section 162(m) of the Internal Revenue Code, which would include stock options granted with exercise prices at least equal to the fair market value of our common stock on the grant date under our equity incentive plans, is not intended to be subject to the deduction limitation if certain requirements under Section 162(m) of the Internal Revenue Code are met. However, approval of compensation, including the grant of stock options to our Named Executive Officers, by the Committee is not a guarantee of deductibility under the Internal Revenue Code, and the Committee reserves the right to structure compensation in a manner that may not meet the standards for qualified “performance-based compensation.”

COMPENSATION COMMITTEE REPORT(2)

The Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s definitive proxy statement on Schedule 14A for the Annual Meeting, certain portions of which are incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, each as filed with the SEC.

COMPENSATION COMMITTEE

Frank Verwiel — Chairman
Jean-Jacques Bienaimé
Louis Drapeau

(2)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing, except to the extent that the Company specifically incorporates it by reference in such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2013, the Committee was comprised of Messrs. Bienaime and Drapeau and Dr. Verwiel. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board or Committee.

Compensation of Named Executive Officers

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to or earned by each of our Named Executive Officers for all services rendered for the years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Daniel G. Welch(2)	2013	703,424			349,650	1,151,370	627,806	89,754	2,922,004
Chairman, Chief Executive Officer and President	2012	703,424	265,218		606,000	1,014,210	455,819	8,867	3,053,538
	2011	682,936	397,826		1,262,720	1,886,160	542,934	7,690	4,780,266

John C. Hodgman(3)	2013	412,000			89,910	314,010	186,718	58,198	1,060,836
Executive Vice President and Chief Financial Officer	2012	412,000	140,905		141,400	236,649	126,608	8,867	1,066,429
	2011	386,061	211,357		276,220	412,598	150,500	8,770	1,445,506

Giacomo Di Nepi(4)	2013	439,491			89,910	314,010	217,636	234,982	1,296,030
Executive Vice President, and Managing Director, Europe	2012	414,935	—		90,900	152,132	127,510	154,527	940,004
	2011	411,318	—		276,220	1,116,988	156,917	30,439	1,991,882

Sean P. Nolan(5)	2013	380,048			738,568	1,298,279	209,539	78,579	2,705,014
Executive Vice President, and Chief Business Officer

Andrew Powell(6)	2013	146,859	50,000	(7)	450,000	1,307,562	65,720	75,109	2,095,250
Executive Vice President, General Counsel and Corporate Secretary

(1)

Amounts in these columns represent the aggregate grant date fair value, as calculated in accordance with ASC Topic 718, of restricted stock awards, RSUs and options granted during 2013, 2012 and 2011 for the Named Executive Officers. For a description of the assumptions made to arrive at these amounts, please see Note 14 to the Company’s financial statements in the Company’s Annual Reports on Form 10-K for the years ended December 31, 2013, 2012 and 2011. With respect to the RSUs granted in 2013 that vest based on the satisfaction of a performance condition, the grant date fair value is calculated based on the probable outcome of the performance condition, which also represents the aggregate maximum fair value assuming the highest level of achievement of the performance condition.

(2)	During 2013, the Company paid term-life insurance premiums for Mr. Welch in the amount of $2,225, made an employer match in the amount of $6,000 under the Company’s 401(k) plan and he received a 10 year service award in the amount of $1,494. The company changed its vacation policy for all SVPs and above from an accrual plan to a non-accrued benefit. To make this transition to the new plan, Mr. Welch was paid out $80,035 for his accrued but unused vacation in July.

(3)	During 2012, the Company paid term-life insurance premiums for Mr. Hodgman in the amount of $2,225, reimbursed him $454 for a gym membership and made an employer match in the amount of $6,000 under the Company’s 401(k) plan. The company changed its vacation policy for all SVPs and above from an accrual plan to a non-accrued benefit. To make this transition to the new plan Mr. Hodgman was paid out $49,519 for his accrued but unused vacation in July.

(4)	Amounts reported in the salary, non-equity incentive compensation and other compensation columns for Mr. Di Nepi were paid in Swiss Francs and were converted to US dollars using a Swiss Franc to US dollar exchange rate of 1.0649, 1.0924 and 1.1047 (using inputs from the OANDA Corporation third-party currency trading service) for December 31, 2011, 2012 and 2013, respectively. During 2013, the Company paid Swiss state life and disability premiums for Mr. Di Nepi in the amount of $36,899, reimbursed a private life insurance policy in the amount of $25,858, an auto allowance in the amount of $31,815, made an employer matching contributions to Mr. Di Nepi’s account under the Swiss state pension program in the amount of $81,093, and paid out Mr. Di Nepi’s accrued but unused vacation of $59,317.

(5)	Mr. Nolan commenced employment with the Company in February 2013. During 2013, the Company paid term-life insurance premiums for Mr. Nolan in the amount of $675, reimbursed him $454 for a gym membership and made an employer match in the amount of $6,000 under the Company’s 401(k) plan. Mr. Nolan was paid per his offer letter agreement $2,271 in relocation reimbursement and $69,179 in cost of living allowances.

(6)	Mr. Powell commenced employment with the Company in August 2013. During 2013, the Company paid term-life insurance premiums for Mr. Powell in the amount of $871 and made an employer match in the amount of $4,171 under the Company’s 401(k) plan. Mr. Powell was paid per his offer letter agreement $70,067 in relocation reimbursement under our relocation policy.

(7)	Amount reported constitutes a new hire sign on bonus.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our Named Executive Officers for the year ended December 31, 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Daniel G. Welch	5/30/2013							165,000	$9.99	$1,151,370
	5/30/2013						35,000			$349,650
	5/30/2013			25,000	50,000	67,500
		$527,567	$1,055,135
John C. Hodgman	5/30/2013							45,000	$9.99	$314,010
	5/30/2013						9,000			$89,910
	5/30/2013			6,750	13,500	18,225
		$164,800	$247,200
Giacomo Di Nepi	5/30/2013							45,000	$9.99	$314,010
	5/30/2013						9,000			$928,720
	5/30/2013			6,750	13,500	18,225
		$175,796	$263,694
Sean P. Nolan	3/7/2013							188,000	$9.29	$1,158,719
	3/7/2013						75,200			$698,608
	5/30/2013							20,000	$9.99	$139,560
	5/30/2013						4,000			$39,960
	5/30/2013			3,000	6,000	8,100
		$191,250	$286,875
Andrew Powell	9/9/2013							125,000	$15.00	$1,307,562
	9/9/2013						30,000			$450,000
	9/9/2013			12,000	24,000	32,400
		$158,000	$237,000

(1)	This column sets forth the target and maximum bonus awards under our annual cash performance bonus program for 2013. Target awards are computed at 75% of base salary for our CEO, 45% of base salary for Mr. Nolan and 40% of base salary for all other Named Executive Officers. Maximum awards are computed at 150% of the target award except for our CEO whose maximum award is computed at 200% of the target award. The dollar value of the actual bonus award earned for 2013 for each Named Executive Officer is set forth in the Summary Compensation Table above.

(2)	This column sets forth the estimated future payouts upon satisfaction of the performance-conditions for the RSUs granted on May 30, 2013, which will vest at varying levels upon the determination by the Board that the FDA has approved InterMune’s resubmission of New Drug Application and that the label is not substantially different from last TPP prior to ASCEND submission (the “Performance Goal”). The amount of RSUs that vest vary from 0% to 135% of the RSU depending on when the Performance Goal is achieved. Maximum achievement occurs if the Performance Goal occurs on or before January 1, 2015, upon which 135% of the RSUs will commence vesting. Target performance occurs if the Performance Goal occurs on or before April 15, 2015, upon which 100% of the RSUs will commence vesting, and threshold performance occurs if the Performance Goal occurs on or before October 1, 2015, upon which 50% of the RSUs will commence vesting. No RSUs will vest if the Performance Goal is achieved after October 1, 2015. Upon achievement of the Performance Goal 50% of the award will become vested at that time and the remaining 50% will vest equally on the next two anniversary dates of the original vesting date.

(3)	Represents restricted stock awards and options to purchase shares of Company common stock that vest over a four year period, with 25% of the shares subject to the award vesting after one year and the remainder of the shares vesting over the remaining three years in annual installments (with respect to restricted stock awards) and monthly installments (with respect to options).

Narrative Disclosure to Grants of Plan-Based Awards Table

The options to purchase shares of our common stock set forth in the above table were granted under the Incentive Plan. The exercise price of these options is equal to the closing price of our common stock on the date of grant. Under the Incentive Plan, the exercise price may be paid in cash or, at the discretion of the Board, by delivery to us of other unencumbered shares of our common stock with a value equal to the exercise price, pursuant to a deferred payment arrangement, by a “net exercise” of the option, pursuant to a cashless exercise program, or in any other form of legal consideration acceptable to the Board. These options vest according to the schedule specified in footnote 3 of the above table, provided the Named Executive Officer continues his or her service with us through the applicable vesting date. As a general matter, these options will expire three months after the Named Executive Officer’s last day of service, subject to extension upon certain termination situations such as death or disability and subject to accelerated vesting in connection with certain termination situations and transactions as described under the heading in this section below entitled “Employment, Severance and Change of Control Agreements.”

The restricted stock awards and performance-based RSUs set forth in the above table were granted under the Incentive Plan. The performance-based RSUs vest upon the achievement of the Performance Goal specified in footnote 2 of the above table, provided the Named Executive Officer continues his or her service with us through the applicable vesting date. The restricted stock awards vest according to the schedule specified in footnote 3 of the above table, provided the Named Executive Officer continues his or her service with us through the applicable vesting date.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards made to our Named Executive Officers at December 31, 2013. The market value of the stock awards is based on the closing price of the Company’s Common Stock as of the last trading day of the fiscal year, December 31, 2013, which was $14.73.

	Option Awards(1)					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Daniel G. Welch	3/15/2006	15,000	—	$19.01	3/15/2016	16,000	(2)	$235,680	30,000	(3)	$441,900
	6/30/2006	6,493	—	$15.40	6/30/2016	22,500	(4)	$331,425	50,000	(5)	$736,500
	3/6/2007	25,000	—	$28.05	3/6/2017	35,000	(6)	$515,550
	5/15/2007	45,000	—	$25.55	5/15/2014
	5/13/2008	28,126	—	$15.34	5/13/2015
	6/8/2010	325,000	—	$8.73	6/8/2017
	5/10/2011	51,666	28,334	$39.46	5/10/2018
	6/4/2012	56,250	93,750	$10.10	6/4/2019
	5/30/2013	—	165,000	$9.99	5/30/2020

John C. Hodgman	5/15/2007	25,000	—	$25.55	5/15/2014	3,500	(2)	$51,555	7,000	(3)	$103,110
	5/13/2008	6,773	—	$15.34	5/13/2015	5,250	(4)	$77,333	13,500	(5)	$198,855
	6/8/2010	87,500	—	$8.73	6/8/2017	9,000	(6)	$132,570
	5/10/2011	11,302	6,198	$39.46	5/10/2018
	6/4/2012	13,125	21,875	$10.10	6/4/2019
	5/30/2013	0	45,000	$9.99	5/30/2020

Giacomo Di Nepi	11/6/2009	52,085		$13.56	11/6/2016	3,500	(2)	$51,555	4,500	(3)	$66,285
	3/29/2011	17,187	7,813	$46.01	3/29/2018	3,375	(4)	$49,714	13,500	(5)	$198,855
	5/10/2011	11,302	6,198	$39.46	5/10/2018	9,000	(6)	132,570
	6/4/2012	8,437	14,603	$10.10	6/4/2019
	5/30/2013	—	45,000	$9.99	5/30/2020

Sean P. Nolan	3/7/2013	—	188,000	$9.29	3/7/2020	75,200	(7)	$1,107,696	6,000	(5)	$88,380
	5/30/2013	—	20,000	$9.99	5/30/2020	4,000	(6)	$58,920

Andrew Powell	9/9/2013	—	125,000	$15.00	9/9/2020	30,000	(8)	$441,900	24,000	(5)	$353,520

(1)

Except as otherwise indicated, all of the option awards vest according to the following schedule: 25% vest upon the one year anniversary of the grant date and the remaining 75% vest equally in monthly installments over the remaining 3 years. Vesting of all option awards is subject to the executive officer’s continued service with us through the applicable vesting dates. All option grants prior to May 15, 2007 have a maximum term of ten years. Option grants subsequent to and including this date have a maximum term of seven years. The option awards made on June 8, 2010 vested equally in one-third installments on each of the twelve, eighteen and twenty-four month anniversaries of the grant date.

(2)	These restricted share awards vest on an annual basis in equal installments over a four-year period based on grant date of May 10, 2011, subject to the executive officer’s continued service with us through such vesting dates.

(3)	These restricted share awards vest upon achievement of the two following performance objectives: (i) unblinding of the data from the Company’s ASCEND Phase 3 clinical trial of pirfenidone for the treatment of IPF (“ASCEND”) on or before July 1, 2014, and (ii) good faith determination by the Board that the primary endpoint of ASCEND was achieved with statistical significance and without meaningful study conduct issues or new safety signals that might otherwise compromise the usefulness of the ASCEND trial to support FDA approval of pirfenidone to treat patients with IPF in the United States. These awards vested in March 2014.

(4)	These restricted share awards vest on an annual basis in equal installments over a four-year period based on grant date of June 4, 2012, subject to the executive officer’s continued service with us through such vesting dates.

(5)	These performance-based RSUs will vest upon the Performance Goal as further described in footnote (2) to the table under “Grants of Plan-Based Awards” above.

(6)	These restricted share awards vest on an annual basis in equal installments over a four-year period based on grant date of May 30, 2013, subject to the executive officer’s continued service with us through such vesting dates.

(7)	These restricted share awards vest on an annual basis in equal installments over a four-year period based on grant date of March 7, 2013, subject to the executive officer’s continued service with us through such vesting dates.

(8)	These restricted share awards vest on an annual basis in equal installments over a four-year period based on grant date of September 9, 2013, subject to the executive officer’s continued service with us through such vesting dates.

Options Exercises and Stock Vested

The following table sets forth summary information regarding the option exercises and vesting of stock awards made to each of our Named Executive Officers for the year ended December 31, 2013. Option award value realized on exercise is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate fair market value of the shares of our stock acquired on the date of exercise. Stock award value realized is calculated by multiplying the number of shares shown in the table by the closing price of our stock on the date the stock awards vested.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Daniel G. Welch	50,000	$335,500	15,500	$151,025
John C. Hodgman	—	—	3,500	34,108
Giacomo Di Nepi	—	—	2,975	29,473
Sean P. Nolan	—	—	—	—
Andrew Powell			—	—

(1)	Represents the number of shares of stock underlying restricted stock award by the closing price of Company stock on the date the restricted stock award vests.

To date, none of our Named Executive Officer’s have contributed to our Excess 401(k) plan.

Employment, Severance and Change of Control Agreements

Offer Letter Agreement with Mr. Welch. The Company entered into an offer letter agreement with Mr. Welch in September 2003 (the “Welch Letter Agreement”). Under the terms of the Welch Letter Agreement, Mr. Welch is entitled to an annual base salary, which is reviewed annually by the Committee. For 2013, his base salary was $703,424. In addition, Mr. Welch is eligible for an annual bonus based on the attainment of corporate objectives established between the Board and Mr. Welch. Under the Welch Letter Agreement, Mr. Welch’s annual target bonus is 75% of his base salary, with a potential of between 0% and 200% of his base salary as the Board may approve (the “Target Bonus”). Under the terms of the Welch Letter Agreement, Mr. Welch was also granted an option to purchase 625,000 shares of the Company’s common stock pursuant to the Incentive Plan (the “Options”). The Options have a ten-year term and vest in equal monthly installments over four years. As of September 24, 2007, all of the Options were fully vested and in September 2013, the 525,000 shares subject to the Options that had not previously been exercised expired pursuant to their terms when the exercise price was greater than the closing price of our common stock.

Under the terms of the Welch Letter Agreement, if Mr. Welch is terminated for Cause (as defined in the Welch Letter Agreement) due to indictment for criminal activities, and he is later adjudicated innocent of the charges on which he was indicted or the indictment is subsequently quashed, Mr. Welch will be entitled at the time of such adjudication or quashing to: (i) two times the sum of his base salary and Target Bonus at the time of such termination for Cause, and (ii) an amount equal to the product of (x) the number of Options that would have become vested if his termination had been considered a termination without Cause and (y) the difference between the exercise price of such Options and the highest closing price of the Company’s common stock during the year following his date of termination, in each case with interest from the date of termination at the prevailing prime rate.

In the event Mr. Welch resigns from the Company without Good Reason (as defined in the Welch Letter Agreement), Mr. Welch will be entitled to any accrued but unpaid salary or Target Bonus (“Accrued Obligations”). In the event Mr. Welch’s employment terminates due to his death or disability, Mr. Welch or his estate, as applicable, will be entitled to the Accrued Obligations plus two years of accelerated vesting of his Options. If Mr. Welch resigns from the Company with Good Reason or if he is terminated without Cause, he will be entitled to the following payments and benefits:

•	Accrued Obligations;

•	A lump sum payment equal to two times the sum of his base salary plus Target Bonus;

•

Continuation of his medical, dental and health insurance (as in effect immediately prior to his termination) for a period of 24 months following his termination (or until he secures similar insurance coverage with a future employer, if earlier); and

•

Two years of accelerated vesting of his outstanding equity awards (if the termination occurs prior to a Change of Control (as defined in our 2000 Equity Incentive Plan) or full accelerated vesting of his outstanding equity awards (if the termination occurs following a Change of Control).

To the extent that Mr. Welch incurs an excise tax as a result of taxes imposed on him under Section 4999 of the IRC, the Company will gross-up such payments to make Mr. Welch whole on an after-tax basis.

For purposes of the Welch Letter Agreement, “Good Reason” generally means the termination of his employment following the occurrence of (i) an adverse change in title, duties or responsibilities; (ii) reduction in base salary or target bonus levels; (iii) failure of a successor company to assume obligations contained in the Welch Letter Agreement or any stock option agreement with the Company; (iv) relocation of our headquarters outside of the San Francisco Bay Area; or (v) a material breach of the Welch Letter Agreement. “Cause” for purposes of the Welch Letter Agreement generally means termination of employment based on Mr. Welch’s (i) willful refusal to follow lawful and reasonable corporate policy or directives; (ii) willful failure, gross neglect or refusal to perform duties; (iii) willful act that intentionally and materially injures the Company’s reputation or business; (iv) willful breach of confidentiality that has a material adverse effect on the Company; (v) fraud or embezzlement or (vi) indictment for criminal activity.

Offer Letter Agreements with our other Named Executive Officers. The Company has entered into or amended the offer letter agreements with each of Messrs. Hodgman and Di Nepi, Nolan and Powell to provide that if the executive officer’s employment terminates other than for cause (as defined in the offer letter agreements) and subject to the executive officer’s release of claims against the Company, he or she will be entitled to the following cash severance payment (in either a lump sum or ratable monthly payment, as determined by the Company), continuation of benefits, and vesting of outstanding equity awards following the executive officer’s termination date:

•

he or she will receive 12 months of base salary at his or her final pay rate, 12 months of benefits continuation (i.e., Company-provided COBRA payments) and 12 months (6 months, in the case of executives who have less than one year of full employment as of the termination) immediate acceleration of vesting of his or her outstanding equity grants, whether stock options or restricted shares; and

•	If such termination occurs in the second half of the calendar year, he or she will receive a pro rata share of his or her target bonus for that year.

In addition, the offer letter agreements provide that in the event of a change of control (as defined in the offer letter agreements) of the Company that results in (i) the executive officer’s termination without cause or (ii) his or her resignation for good reason (as defined in the offer letter agreements), in either case within the one year period following the change of control, the executive officer will, subject to certain conditions including a release of claims against the Company, be entitled to receive the following benefits:

•

Two years base salary at his or her final pay rate and two years benefits continuation (i.e., Company-provided COBRA payments). If such termination or resignation occurs in the second half of the calendar year, he or she will also receive a pro rata share of his target bonus for that year (with the salary and any pro rata target bonus paid in a single lump sum);

•	Immediate vesting of all outstanding equity grants; and

•	Certain transition management services.

For purposes of the offer letter agreements, (1) “good reason” generally means a (i) material diminution in duties, title or compensation or (ii) a requirement that the executive relocate more than 50 miles from the Company’s home office; (2) “change of control” generally means (i) a sale, lease or other disposition of all or substantially all of the Company securities or assets; (ii) a merger or consolidation in which the Company is not the surviving corporation; or (iii) a reverse merger where the Company is the surviving corporation and the shares of Company stock outstanding immediately preceding the merger are converted into other property; and (3) “cause” generally has the same meaning as that in the Welch Letter Agreement.

The Incentive Plan provides that all outstanding equity awards granted under the Incentive Plan (which include stock options and restricted stock awards held by our Named Executive Officers) may accelerate upon a corporate transaction (as defined in the Incentive Plan) if the surviving or acquiring corporation does not choose to assume or substitute such awards and if the holder of the award has not terminated service with the Company at such time and that after such acceleration, all stock awards (including those that do not accelerate) will terminate prior to the date of the corporate transaction. The Named Executive Officers do not have any special benefits under the terms of the Incentive Plan beyond those described above generally for all participants in the Incentive Plan.

SEVERANCE AND CHANGE-OF-CONTROL BENEFITS

The following tables quantify the amounts that would be payable to each of the Named Executive Officers in the event of a termination of employment under certain designated circumstances, including as the result of or following, a change of control. The amounts shown assume that the termination was effective as of December 31, 2013, and include amounts earned through such effective date of termination and are estimates of the amounts which would be paid out to each of the executives in the event of his or her termination. For purposes of calculating the value of vesting acceleration during the a period of six or twelve months following termination, the calculations below assume that the performance-based restricted stock and RSU awards will vest at target during such period. The value of restricted stock award and RSU vesting acceleration and stock option vesting acceleration is based on the closing stock price of $14.73 per share for our common stock as reported on the NASDAQ Global Select Market as of December 31, 2013, the last trading day of the year, and with respect to in-the-money unvested stock option shares, minus the exercise price of the unvested option shares. The actual amounts that would be paid out can only be determined at the time of a change of control and/or the executive’s separation from the Company.

Daniel G. Welch

Executive Benefits and Payments Upon Termination	Termination Without Cause or With Good Reason (Without Change of Control) ($)		Termination Without Cause or With Good Reason (With Change of Control) ($)		Death or Disability ($)	Termination with Cause plus Adjudicated Innocence ($)(5)
Base Salary	1,406,848	(1)	1,406,848	(1)	—	1,406,848	(1)
Short Term Incentives	1,055,134	(2)	1,055,134	(2)	—	1,055,134	(2)
Stock Option/SARs(3)
Unvested and Accelerated	852,354		1,216,163		—	—
Restricted Stock/RSU
Unvested and Accelerated(3)	1,892,805		2,261,055		—	—
Welfare Benefit Contribution	51,332	(4)	51,332	(4)	—	—
280G Tax Gross-Up	—		—		—	—
Total	5,258,473		5,990,532		—	2,461,982

(1)	Represents two times Mr. Welch’s 2013 base salary

(2)	Represents two times Mr. Welch’s 2013 Target Bonus

(3)	Mr. Welch’s equity awards are subject to two years of accelerated vesting if he resigns from the Company with Good Reason or if he is terminated without Cause and full accelerated vesting if such termination occurs following a Change in Control.

(4)	Represents premium payments for continuation of medical, dental and health insurance for twenty four months.

(5)	Represents amounts payable to Mr. Welch if he is terminated for Cause due to indictment for criminal activities and he is later adjudicated innocent of the charges on which he was indicted or the indictment is subsequently quashed.

John C. Hodgman

Executive Benefits and Payments Upon Termination	Termination Without Cause (Without Change of Control) ($)(1)	Termination Without Cause or With Good Reason (With Change in Control) ($)(2)	Death or Disability ($)
Base Salary	412,000	824,000	—
Short Term Incentives	164,800	164,800	—
Stock Option/SARs
Unvested and Accelerated	706,269	900,350	—
Restricted Stock/RSU
Unvested and Accelerated	287,235	563,423	—
Welfare Benefit Contribution	37,768	75,536	—
Outplacement	—	40,000	—
Total	1,608,072	2,568,109	—

(1)

The benefits in this column represent twelve months of Mr. Hodgman’s 2013 base salary, his full 2013 target bonus, premium payments for continuation of medical, dental and health insurance for twelve months, and accelerated vesting of the portion of Mr. Hodgman’s outstanding options, RSUs and restricted stock that would have vested during the twelve months following December 31, 2013.

(2)	The benefits in this column represent two years of 2013 base salary, full 2013 target bonus, premium payments for continuation of medical, dental and health insurance for two years, accelerated vesting of all outstanding options and restricted stock and $40,000 of outplacement services.

Giacomo Di Nepi

Executive Benefits and Payments Upon Termination	Termination Without Cause or With Good Reason (Without Change of Control) ($)(1)	Termination Without Cause or With Good Reason (With Change of Control) ($)(2)	Death or Disability ($)
Base Salary	439,491	878,982	—
Short Term Incentives	175,796	175,796	—
Stock Option/SARs
Unvested and Accelerated	207,035	317,475	—
Restricted Stock/RSU
Unvested and Accelerated	278,029	498,979	—
Welfare Benefit Contribution	37,530	75,060	—
Outplacement	—	—	—
Total	1,137,881	1,946,292	—

(1)	The benefits this column represent twelve months of Mr. Di Nepi’s 2013 base salary, his full 2013 target bonus, premium payments for continuation of medical, dental and health insurance for twelve months, and accelerated vesting of the portion of Mr. Di Nepi’s outstanding options and restricted stock that would have vested during the twelve months following December 31, 2013.

(2)	The benefits in this column represent two years of 2013 base salary, full 2013 target bonus, premium payments for continuation of medical, dental and health insurance for two years, accelerated vesting of all outstanding options, RSUs and restricted stock and $40,000 of outplacement services.

Sean P. Nolan

Executive Benefits and Payments Upon Termination	Termination Without Cause or With Good Reason (Without Change of Control) ($)(1)	Termination Without Cause or With Good Reason (With Change of Control) ($)(2)	Death or Disability ($)
Base Salary	425,000	850,000	—
Short Term Incentives	191,250	191,250	—
Stock Option/SARs
Unvested and Accelerated	506,272	1,098,720	—
Restricted Stock/RSU
Unvested and Accelerated	328,479	1,254,996	—
Welfare Benefit Contribution	37,768	75,536	—
Outplacement	—	40,000	—
Total	1,488,769	3,510,502	—

(1)	The benefits this column represent twelve months of Mr. Nolan’s 2013 base salary, his full 2013 target bonus, premium payments for continuation of medical, dental and health insurance for twelve months, and accelerated vesting of the portion of Mr. Nolan’s outstanding options, RSUs and restricted stock that would have vested during the six months following December 31, 2013.

(2)	The benefits in this column represent two years of 2013 base salary, full 2013 target bonus, premium payments for continuation of medical, dental and health insurance for two years, accelerated vesting of all outstanding options, RSUs and restricted stock and $40,000 of outplacement services.

Andrew Powell

Executive Benefits and Payments Upon Termination	Termination Without Cause or With Good Reason (Without Change of Control) ($)(1)	Termination Without Cause or With Good Reason (With Change of Control) ($)(2)	Death or Disability ($)
Base Salary	395,000	790,000	—
Short Term Incentives	158,000	158,000	—
Stock Option/SARs
Unvested and Accelerated	—	—	—
Restricted Stock/RSU
Unvested and Accelerated	287,235	795,420	—
Welfare Benefit Contribution	37,768	75,536	—
Outplacement	—	40,000	—
Total	878,003	1,858,956	—

(1)	The benefits this column represent twelve months of Mr. Powell’s 2013 base salary, his full 2013 target bonus, premium payments for continuation of medical, dental and health insurance for twelve months, and accelerated vesting of the portion of Mr. Powell’s outstanding options, RSUs and restricted stock that would have vested during the six months following December 31, 2013.

(2)	The benefits in this column represent two years of 2013 base salary, full 2013 target bonus, premium payments for continuation of medical, dental and health insurance for two years, accelerated vesting of all outstanding options, RSUs and restricted stock and $40,000 of outplacement services.

Certain Relationships and Related Transactions

Under the Company’s Statement of Policy with Respect to Related Party Transactions, information about transactions involving related persons is assessed by the Audit Committee of the Board. Related persons include the Company’s directors, executive officers and holders of more than 5% of the Company’s common stock, as well as immediate family members of the Company’s directors, executive officers and holders of more than 5% of the Company’s common stock. If the Audit Committee determines that a related person has a material interest in any Company transaction, then the Company’s Audit Committee would review, approve or ratify it, and the transaction would be required to be disclosed in accordance with the applicable SEC rules.

From January 1, 2013 to the present, there have been no (and there are no currently proposed) transactions in which the amount involved exceeded $120,000 to which the Company was (or is to be) a party and in which any executive officer, director, 5% beneficial owner of the Company’s common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except as set forth below and under “— Compensation of Named Executive Officers — Employment, Severance and Change of Control Agreements” above.

Indemnification Agreements. The Company has entered into indemnification agreements with each of its vice presidents, executive officers and directors which provide, among other things, that the Company will indemnify such vice president, executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Amended and Restated Bylaws.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation of the Named Executive Officers as disclosed in this proxy statement pursuant to executive compensation disclosure rules under the Exchange Act.

The Compensation Committee continually reviews the compensation programs for the Company’s Named Executive Officers to determine whether the compensation programs achieve the desired goals of aligning our executive compensation structure with the Company’s stockholders’ interests and current market practices. As part of its ongoing review, the Compensation Committee considered the shareholder advisory vote on executive compensation (“say on pay”) at the Company’s 2013 Annual Meeting (where the advisory vote on executive compensation passed with 99% of votes cast for the proposal) and the feedback the Company solicited and received from stockholders and its independent outside compensation consultant with respect to the compensation program disclosed in this proxy statement.

As described in the “Compensation Discussion and Analysis” above, the Company’s executive compensation programs are designed to attract, motivate, and retain its Named Executive Officers, who are critical to the Company’s success. The Company seeks to accomplish this by rewarding performance and by providing forms of compensation that align executive officers’ interests with stockholders’ long-term interests. As described in the “Compensation Discussion and Analysis,” the Company emphasizes variable compensation, in particular equity compensation including performance-based equity compensation, with the aim to ensure such alignment. Please read the “Compensation Discussion and Analysis” section for additional details about our executive compensation programs, including information about 2013 compensation of our Named Executive Officers.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the Board’s compensation philosophy, policies and practices described herein. Such items are described further in the “Compensation Discussion and Analysis” section of this Proxy Statement (including the “Summary Compensation Table” and other compensation-related tables and accompanying narrative). Consistent with the stated preference of a majority of our stockholders, we will hold a “say-on-pay” vote every year.

In accordance with Section 14A of the Exchange Act, we are asking stockholders to vote on the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as set forth in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the “Compensation Discussion and Analysis,” other compensation-related tables and narrative discussion.”

This vote is advisory and therefore not binding on the Company, our Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of the stockholders, however, and will carefully consider the voting results when evaluating future compensation decisions for executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are InterMune stockholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (1) notify your broker, (2) direct your written request to: Investor Relations, InterMune, Inc., 3280 Bayshore Boulevard, Brisbane, California 94005 or (3) contact our Vice President, Corporate Communications and Investor Relations, Jim Goff, at (415) 466-2228. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ ANDREW POWELL
Andrew Powell
Secretary

April 18, 2014

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2013 is available without charge upon written request to: Investor Relations, InterMune, Inc., 3280 Bayshore Boulevard, Brisbane, CA 94005, upon oral request to our Vice President, Corporate Communications and Investor Relations, Jim Goff, at (415) 466-2228 or by accessing a copy through the Company’s website at http://investor.intermune.com/.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. INTERMUNE, INC. M71471-P50907 INTERMUNE, INC. ATTN: ANDREW POWELL 3280 BAYSHORE BLVD. BRISBANE, CA 94005 Please indicate if you plan to attend this meeting 2. To ratify the selection, by the Audit Committee of the Board of Directors, of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014. 3. To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers. For address changes/comments, mark here. (see reverse for instructions) ! ! ! NOTE: To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. 01) James I. Healy, M.D., Ph.D. 02) Louis Drapeau 03) Frank Verwiel, M.D. 1. Election of Directors Nominees VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following directors to hold office until the 2017 annual meeting: ! ! ! ! ! ! ! ! The Board of Directors recommends you vote FOR proposals 2 and 3: For All Withhold All For All Except ! Yes No For Against Abstain To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Address Changes/Comments (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) INTERMUNE, INC. Annual Meeting of Stockholders May 29, 2014 at 10:00 AM Local Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Daniel G. Welch and Andrew Powell, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of INTERMUNE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, local time, on May 29, 2014, at 3280 Bayshore Boulevard, Brisbane, California, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report with Form10-K are available at www.proxyvote.com. Continued and to be signed on reverse side M71472-P50907